Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

BANK7 CORP.

and

MCA FINANCIAL GROUP, LTD.

Dated as of July 1, 2026

TABLE OF CONTENTS

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-ii-

SCHEDULES AND EXHIBITS

Exhibit A	The Shares

Exhibit B	Bidding Procedures and Sale Motion

Schedule 4.02	Purchaser Required Approvals

-i-

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 1, 2026, by and between Bank7 Corp., an Oklahoma corporation (“Purchaser”) and MCA Financial Group Ltd., and specifically Morris C. Aaron and/or Keith Bierman, solely in its/their capacity as court-appointed receiver (the “Receiver”), acting on behalf of the Receivership Estate (as defined herein), appointed pursuant to orders of the Court (as defined herein) in KS StateBank Corporation v. Kathleen K. Peters, et al., Case No. CV-25-02576-PHX-ROS (the “Receivership Proceeding”).

RECITALS

A.	The Court entered orders in the Receivership Proceeding, at Docket Numbers 29 and 33, appointing the Receiver and establishing the Receiver’s powers and duties with respect to certain collateral governed by the Receivership Proceeding, including the Shares (as defined herein) (collectively, the “Receivership Orders”). The Order Appointing a Receiver entered at Docket Number 33 is referred to herein as the “Receivership Order.”

B.	The Receivership Orders define the collateral as the certificated shares of common stock of Century Financial Services Corporation (“Century”), a New Mexico corporation and registered bank holding company, described on Exhibit A attached hereto (the “Shares” or the “Receivership Estate”), and provide that physical custody of the certificates representing the Shares remains with KS StateBank Corporation (“Plaintiff” or “KSB”) pending further order of the Court.

C.	Century holds certain shares of Century Bank, a state bank organized under the laws of the State of New Mexico (“Bank”).

D.	The Receiver wishes to liquidate and sell the Shares free and clear of all Encumbrances (as hereinafter defined) and on the terms and conditions set forth in this Agreement.

E.	The Purchaser, a bank holding company, wishes to purchase the Shares free and clear of all Encumbrances and on the terms and conditions set forth in this Agreement.

F.	The parties intend for the sale and purchase of the Shares (the “Sale”), to be effectuated pursuant to any order(s) of the Court entered pursuant to the Court’s equitable powers, Sections 3(s), 3(t), and 3(u) of the Receivership Order (Docket Number 33), and 28 U.S.C. § 2004 (and § 2001 to the extent applicable), approving such transactions (the “Sale Order”).

G.	In consideration of the covenants, agreements, representations and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

ARTICLE 1
Interpretation

Section 1.01. Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided herein:

(a) “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise

(b)  “Alternative Transaction” means, other than the transactions contemplated by this Agreement, any action, proposal, transaction, or agreement relating to, (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of Century and its Subsidiaries or 20% or more of any class of equity or voting securities of Century or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Century, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Century or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of such party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Century or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of such party.

(c) “Agreement” is defined in the introductory paragraph.

(d) “Bank Regulatory Authority” means any federal or state governmental or quasi-governmental agency, department, division, commission, or office that has jurisdiction over the licensing, supervision, examination, regulation, or enforcement activities related to banks.

(e) “BHCA” means the Bank Holding Company Act of 1956, as amended.

(f) “Bidding Procedures” means the procedures set forth in Annex 1 to Exhibit 1 of Bidding Procedures and Sale Motion, as amended, modified, or supplemented by any procedures as may be set forth in the Bidding Procedures Order.

(g) “Bidding Procedures and Sale Motion” is defined in Section 5.05(a).

(h) “Bidding Procedures Order” means the order of the Court, approving, among other things, the Break-Up Fee and the process by which bids may be solicited in connection with the sale of the Shares, including the Bidding Procedures.

(i) “Burdensome Condition” means any restraint, limitation, term, requirement, provision or condition imposed by any Governmental Authority that would (i) reasonably be expected to impair in any material respect the benefits of the Contemplated Transactions to, the Purchaser or any of its Affiliates; (ii) require any Person other than the Purchaser to become a bank holding company under the BHCA; or (iii) require modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of the Purchaser or any of its Affiliates; provided, however, that that the following shall not be deemed to be included in the preceding list and shall not be deemed a “Burdensome Condition”: any restraint, limitation, term, requirement, provision or condition that applies to the Purchaser, its Affiliates, or generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

(j) “Break-Up Fee” means an amount equal to three percent (3.0%) of the Cash Purchase Price ($2,040,000).

(k) “Business Day” means any day other than a Saturday, Sunday or any federal holiday in the United States.

(l) “Cash Purchase Price” is defined in Section 2.02.

(m) “Century” is defined in the Recitals.

(n) “Charter Documents” means articles or certificate of incorporation, bylaws and any other comparable constituent document, including, but not limited to, any shareholder agreement or other agreement in effect to which the applicable entity is a party with respect to the voting, transfer, ownership, or any other rights, preferences, privileges or restrictions of capital stock equity securities or other ownership interests of such entity.

(o) “Closing” means the completion of the sale and purchase of the Shares.

(p) “Closing Date” means a date to be agreed upon by the parties following the satisfaction or waiver, as applicable, of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions).

(q)  “Closing Date Cash Purchase Price” means an amount equal to the Cash Purchase Price minus the Good Faith Deposit.

(r) “Consent” means any approval, consent, ratification, waiver or other authorization.

(s) “Contemplated Transactions” means all of the transactions between the Receiver, on the one hand, and the Purchaser, on the other hand, contemplated by this Agreement, including the execution, delivery and performance of all documents, instruments and agreements contemplated hereby.

(t) “Court” means the United States District Court for the District of Arizona or any other court having jurisdiction over the administration, disposition, or distribution of the Shares or the proceeds realized from the sale, liquidation, or other exchange of the Shares.

(u) “Defendants” means any and all Defendants identified in the Receivership Proceeding.

(v) “Encumbrance” means, with respect to any asset, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising: any claim, lien, encumbrance, rights of redemption, or other interests in the Receivership Order.

(w) “Escrow Agent” means the escrow agent specified by the Receiver in accordance with the Bidding Procedures, which escrow agent shall hold all of the deposits submitted by the Qualified Bidders (as defined in the Bidding Procedures), including the Good Faith Deposit submitted by the Purchaser, in accordance with the Bidding Procedures.

(x) “Excluded Liabilities” is defined in Section 2.04.

(y) “Federal Reserve” means the Board of Governors of the Federal Reserve System, or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

(z)  “Final Order” means an order or judgment of the Court that has been entered on the docket of the Receivership Proceeding and has not been reversed, vacated, stayed, or modified in any manner adverse to the Purchaser or Receiver, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, rehearing, or reconsideration under the Federal Rules of Civil Procedure and the Federal Rules of Appellate Procedure has expired and no appeal, petition, or motion is pending, or (b) any appeal, petition, or motion that has been taken or filed has been finally resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, in each case without the order or judgment having been reversed, vacated, stayed, or modified in any manner adverse to the Purchaser. The pendency or possibility of a motion under Federal Rule of Civil Procedure 60(b) shall not, by itself, prevent an order or judgment from constituting a Final Order.

(aa) “Good Faith Deposit” means an amount is equal to $7,250,000, which is the good faith deposit required to be submitted to the Escrow Agent by all of the Qualified Bidders (as defined in the Bidding Procedures), including the Purchaser, in accordance with the Bidding Procedures.

(bb) “Governmental Authority” means any federal, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, court, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

(cc) “Governmental Authorization” means any Consent, approval, license, registration, permit or waiver issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

(dd) “Legal Requirement” means, with respect to any Person, any (i) federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, or (ii) Order enacted, adopted, promulgated or applied by a Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

(ee) “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, whether or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

(ff) “Loan Documents” means, collectively, the notes, loan agreement(s), security agreement(s), collateral receipt(s), side letter agreement, and all other agreements, documents, and instruments evidencing, guarantying, securing, or otherwise related to the loans made by Plaintiff on or about July 19, 2019, to Kathleen K. Peters and Gerald P. Peters III in their individual capacities as Trustees of The Kathleen K. Peters and Gerald P. Peters III Revocable Trust dated September 29, 2008, as amended and restated on May 29, 2014, in the combined aggregate maximum principal amount of approximately $37,000,000.

(gg) “Material Adverse Effect” means any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or would be reasonably expected to have a material and adverse effect on the ability of the Receiver or the Purchaser to timely consummate the transactions contemplated by this Agreement and fulfill its respective obligations hereunder; provided, however, that “Material Adverse Effect” will not be deemed to include the impact of (a) changes after the date hereof in Laws of general applicability to banks and bank holding companies, (b) changes after the date hereof in economic conditions generally affecting banks and bank holding companies, (c) changes caused by any announcement of this Agreement, (d) the occurrence, escalation or worsening of acts of war (whether or not declared), armed hostilities or terrorism; and (e ) any action required to be taken or omitted to be taken by this Agreement or actions taken or omitted to be taken by one party to this Agreement with the consent of the other party

(hh) “Non-Party Affiliates” is defined in Section 9.16.

(ii) “Notice of Sale” means a notice of the sale of the Shares and the Sale Hearing (as defined in Annex 2 to Exhibit 1 of the Bidding Procedures and Sale Motion), to be served upon all parties to the Receivership Proceeding, Century, all other shareholders of Century, any party to any shareholder or similar agreement included in the Charter Documents of Century, and all other Persons claiming an interest in the Shares, in accordance with Paragraph 3(u) of the Receivership Order.

(jj) “Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such.

(kk) “Outside Date” is defined in Section 8.02(b).

(ll) “Person” means an individual, legal personal representative, financial institution, corporation, limited liability company, partnership, firm, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

(mm) “Plaintiff Amount” means the amount owed to the Plaintiff by the Defendant pursuant to the Loan Documents or otherwise owed to the Plaintiff pursuant to the Receivership Order or any other Order entered into by the Court, including any fees, fines, penalties, interest or other costs or expenses in connection with any of the foregoing.

(nn) “Proceedings” means any actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, or other proceedings.

(oo) “Protective Order” means the Protective Order entered into in the Receivership Proceeding and filed with the Court at Docket Number 42.

(pp) “Purchaser” is defined in the introductory paragraph.

(qq) “Purchaser Party” is defined in Section 5.10.

(rr) “Purchaser Required Approvals” is defined in Section 4.02.

(ss) “Receiver” has the meaning set forth in the introductory paragraph and shall also include (i) any successor or replacement receiver appointed by the Court in the Receivership Proceeding from time to time, and (ii) any successor in interest to MCA Financial Group Ltd. in its capacity as receiver in the Receivership Proceeding.

(tt) “Receiver Non-Break-Up Fees” means any fees and expenses incurred by or on behalf of the Receiver or the Receivership Estate in connection with, or arising out of, the Receivership Order, which fees and expenses shall not include, solely for purposes of definition, all or any portion of the Break-Up Fee.

(uu) “Receivership Proceeding” is defined in the introductory paragraph to this Agreement.

(vv) “Remaining Sale Proceeds” means, the amount, if any, equal to the Sale Proceeds, minus the Plaintiff Amount, minus the Receiver Non-Break Up Fees.

(ww) “Sale” is defined in the recitals.

(xx) “Sale Order” is defined in the recitals.

(yy) “Sale Proceeds” means the amount of funds or other proceeds resulting from the sale or disposition of, or on account of, the Shares, plus any funds or other proceeds previously received by the Receiver or the Plaintiff in connection with the Loan Documents or the Shares.

(zz) “Shares” is defined in the recitals.

(aaa) “Subsidiaries” shall have the meaning given such term in Section 2(d) of the BHCA.

(bbb) “Third Party Notice/Consent” is defined in Section 5.03(d).

Section 1.02. Currency. Except where otherwise expressly provided, all monetary amounts in this Agreement are stated and shall be paid in United States currency.

Section 1.03. Governing Law. This Agreement and the agreements contemplated hereby shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the Receivership Orders and the substantive laws of the State of Arizona, in each case without regard to the conflict of laws principles thereof or of any other jurisdiction.

ARTICLE 2
Purchase Of Shares

Section 2.01. Purchase And Sale Of The Shares. Subject to the terms and conditions set forth in this Agreement, the Receivership Order, and subject to the entry of a Sale Order and payment of the Cash Purchase Price, Receiver agrees to sell, assign and transfer, or to cause the sale, assignment, and transfer, to Purchaser, free and clear of all Encumbrances, and Purchaser agrees to purchase from the Receivership Estate, on the Closing Date, effective as of and from the Closing, all of the Shares.

Section 2.02. Consideration. The amount payable for the Shares is Sixty-Eight Million Dollars ($68,000,000), in cash, (the “Cash Purchase Price”), which shall, subject to the terms and conditions hereof, be payable at Closing in accordance with this Section 2.02.

(a) Payment of Closing Date Cash Purchase Price. At the Closing, Purchaser shall pay an amount in cash, equal to the Closing Date Cash Purchase Price to the Receiver by wire transfer of immediately available funds to an account designated by the Receiver in writing at least two (2) Business Days prior to the Closing Date.

(b) Payment of Good Faith Deposit. At the Closing, the Receiver and, if required by the terms of the escrow agreement entered into with the Escrow Agent, the Purchaser, shall instruct the Escrow Agent to release the Good Faith Deposit to the Receiver.

Section 2.03. Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, neither the Purchaser nor any Affiliate of the Purchaser shall assume, and shall not be deemed to have assumed, or be bound by any duties, responsibilities, obligations or liabilities, of the Receiver or the Receivership Estate of any kind or nature, known, unknown, contingent or otherwise, whether direct or indirect, matured or unmatured, (collectively, the “Excluded Liabilities”).

ARTICLE 3
Representations And Warranties Of The Receiver

Solely in its capacity as court-appointed receiver pursuant to the Receivership Orders, the Receiver hereby makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date.

Section 3.01. Appointment And Authority; Non-contravention.

(a) Due Authorization. As set forth in the Receivership Orders, (i) the Receiver is a court-appointed receiver pursuant to the Receivership Orders; (ii), the Receiver has full legal right, power and authority to enter into this Agreement and, subject to the Sale Order, to carry out its obligations hereunder and thereunder; and (ii) the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Receiver pursuant to this Agreement and, subject to the Sale Order, the completion and performance of the Contemplated Transactions have been duly authorized and constitutes a valid exercise of the Receiver’s powers under the Receivership Orders, subject to entry of the Sale Order, and this Agreement and all documents, instruments and agreements required to be executed and delivered by the Receiver pursuant to this Agreement have been duly executed and delivered by the Receiver and, subject to the Sale Order, constitute a legal, valid and binding obligation of the Receiver, enforceable against the Receiver in accordance with their respective terms.

(b) Non-contravention. None of the execution and delivery of this Agreement, the completion and performance of the Contemplated Transactions in accordance with the Sale Order entered by the Court, or compliance by the Receiver with any of the provisions hereof, will, to the knowledge of the Receiver, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the loss of any benefit or creation of any right on the part of any third party under, or result in the creation of any Encumbrance upon the Shares, under any of the terms, conditions or provisions of the Receivership Orders, or (ii) assuming Purchaser Required Approvals are duly obtained, violate in any respect any Legal Requirement or any Order applicable to the Receiver or of the properties or assets of the Receivership Estate.

(c)  Governmental Authorizations. To the knowledge of the Receiver, except for the filing of applications and notices with, and the receipt of consents, authorizations, approvals, exemptions or non-objections from, as applicable, the Federal Reserve and any other applicable Bank Regulatory Authority (to the extent applicable to the Receiver), no consents or approvals of or filings or registrations with any Governmental Authority are necessary on the part of the Receiver in connection with the execution and delivery by the Receiver of this Agreement and the consummation by the Receiver of the Contemplated Transactions in accordance with the Sale Order entered by the Court.

(d) Century Bank. To the knowledge of the Receiver, following due inquiry of the Plaintiff, Century owns all of the issued and outstanding equity securities of the Bank.

ARTICLE 4
Representations and Warranties of Purchaser

Purchaser hereby makes the following representations and warranties to the Receiver as of the date hereof and as of the Closing Date.

Section 4.01. Corporate Status And Authority; Non-contravention.

(a) Status of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has the corporate power to own its property and conduct its business in the manner in which such business is now being conducted and, subject to the receipt of the Purchaser Required Approvals and the Sale Order, has full power and capacity to enter into this Agreement, carry out the Contemplated Transactions to which it is a party, and duly observe and perform all its obligations contained in this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement has been duly authorized by all necessary organizational or corporate action on the part of the Purchaser, as applicable and this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, and subject to the approval of the Court and issuance of the Sale Order, is enforceable in accordance with its terms.

(c) Non-contravention. Neither the execution and delivery of this Agreement nor the completion and performance of the Contemplated Transactions will (i) contravene any of the provisions of the Charter Documents of the Purchaser, or (ii) result in a material breach of or material default under, or contravene, any material indenture, contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound.

Section 4.02. Governmental Authorizations. Subject to entry of the Sale Order, and except for the filing of applications and notices with, and the receipt of consents, authorizations, approvals, exemptions or non-objections from, as applicable, the Federal Reserve and any other applicable Bank Regulatory Authority, each of which is set forth on Schedule 4.02 (the “Purchaser Required Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary on the part of the Purchaser or its Affiliates in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Contemplated Transactions. As of the date of this Agreement, Purchaser knows of no reason relating specifically to the Purchaser why any of Purchaser Required Approvals will not be obtained or that any of the Purchaser Required Approvals will not be granted without imposition of a Burdensome Condition.

Section 4.03. AS-IS PURCHASE. THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT (I) THE PURCHASER IS PURCHASING THE SHARES ON AN “AS-IS, WHERE-IS” BASIS AND (II) NONE OF THE RECEIVER, CENTURY, THE BANK, THE PLAINTIFFS, THE DEFENDANTS OR THEIR RESPECTIVE AGENTS OR REPRESENTAIVES MAKES ANY REPRESENTATION OR WARRANTY AS TO THE SHARES, OTHER THAN AS EXPRESSLY SET FORT IN ARTICLE 3.

Section 4.04. Sufficient Funds. As of the Closing Date the Purchaser shall have sufficient funds to pay the Cash Purchase Price.

Section 4.05. Litigation And Claims. There are no current, pending or threatened Proceedings against or relating to the Purchaser that would reasonably be expected to materially interfere with or delay any of the Contemplated Transactions. There is no material Order or regulatory restriction imposed upon or relating to the Purchaser that could reasonably be expected to materially interfere with or delay any of the Contemplated Transactions.

ARTICLE 5
Pre-closing Matters and Other Covenants

Section 5.01. Receiver Actions Until Closing. Except as expressly otherwise provided in this Agreement or as may be otherwise required by any Governmental Authority having jurisdiction over the Receiver or the Receivership Estate, including the Court, unless otherwise agreed or consented to in writing by the Purchaser, which agreement or consent shall not be unreasonably withheld or delayed, from the date of this Agreement to the Closing:

(a) Preservation of the Value of the Shares. Consistent with the Receivership Orders, the Receiver shall exercise its powers granted under the Receivership Orders to the fullest extent permissible to protect the Receivership Estate and the value of the Shares, to ensure the physical possession of the Share rests with Plaintiff in its vault (in accordance with Section 3(a) of the Receivership Order), and to dispose of the Shares, including, without limitation, the enforcement of all non-interference provisions included in the Receivership Orders.

(b) Exercise of Voting Rights. Consistent with the Receivership Orders, the Receiver shall exercise, or to seek Court approval pursuant to Paragraph 3(a) of the Receivership Order (including on an emergency basis to the extent permitted thereby) to exercise, voting rights associated with the ownership of the Shares to the extent reasonably necessary to protect the value of the Shares and to maximize the value of the Shares. The Receiver, in the Receiver’s business judgment, agrees that the Sale, pursuant to the terms of this Agreement, is necessary to protect and preserve the value of the Shares and to maximize the value of the Shares and, as a result, the Receiver hereby agrees, pursuant to the Receivership Order and subject to the receipt of any applicable Court order, that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Century’s stockholders, however called, and in connection with any written consent of Century’s stockholders, the Receiver shall appear at such meeting or otherwise cause all of the Shares to be voted (i) in favor of any matter that is reasonably necessary to be approved by the stockholders of Century to facilitate the consummation of the transactions contemplated by this Agreement, (ii) against any proposal made in opposition to the approval of any matter that is reasonably necessary to be approved by the stockholders of Century to facilitate the consummation of the transactions contemplated by this Agreement, and (iii) against any action, proposal, transaction, agreement or amendment of the Century Articles of Incorporation or Century Bylaws, in each case of this clause (iii), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Receiver contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by this Agreement, including the Sale or any similar transaction pursuant to the Bidding Procedures and Sale Motion. Notwithstanding anything in this Section 5.01(b) to the contrary, the Receiver may exercise, or seek Court approval pursuant to Paragraph 3(a) of the Receivership Order (including on an emergency basis to the extent permitted thereby) to exercise voting rights associated with the ownership of the Shares in favor of any Alternative Transaction, if the Receiver, in consultation with Plaintiff, determines, in the Receiver’s business judgment, that such Alternative Transaction would be in the best interests of the Receivership Estate to protect and preserve the value of the Shares and maximize the value of the Shares.

(c) Enforcement of Loan Documents. The Receiver shall use commercially reasonable efforts to take all actions consistent with the Receivership Orders to enforce or cause the enforcement of certain covenants included in the Loan Documents, including to consult with the Plaintiff regarding the Plaintiff’s exercise of its rights to enforce applicable covenants included in the Loan Documents, to cause the receipt of dividends paid with respect to the Shares, to prevent dilution of the Shares, and to generally preserve the value of the Shares. Any dividends or distributions paid or made with respect to the Shares prior to the Closing shall be received and retained by the Receiver as part of the Receivership Estate and applied in accordance with the Receivership Orders, and the Cash Purchase Price shall not be adjusted on account thereof.

(d) Required Court Approvals. The Receiver shall use commercially reasonable efforts to obtain any and all approvals from the Court necessary to carry out its obligations under this Agreement and to cause the Contemplated Transactions to occur.

Section 5.02. Confidentiality. Each party acknowledges that any information, materials and documentation of the other party it receives or observes pursuant to or as contemplated by the Contemplated Transactions, either before or after execution of this Agreement, is confidential and subject to the terms of the Protective Order. Each party shall take, and shall cause its employees, representatives and agents to take, all reasonable steps and precautions to protect and maintain the confidentiality of such information, materials and documentation of the other party as required under the Protective Order.

Section 5.03. Consents And Approvals.

(a) Purchaser Required Approvals. The Purchaser and the Receiver agree to use commercially reasonable best efforts to obtain all Purchaser Required Approvals, and to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under any applicable Legal Requirement to consummate the Contemplated Transactions. For the avoidance of doubt, none of the obligations in this Section 5.03 shall require the Purchaser or any of its Affiliates to take any action that would result in the imposition of a Burdensome Condition.

(b)  Submission of Applications for Purchaser Required Approvals. The Purchaser shall use its commercially reasonable best efforts to prepare and file all necessary documentation, applications, notices, petitions, and filings in respect of the Purchaser Required Approvals within twenty-one (21) days of the date of this Agreement, and make, on a timely basis, all other registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that neither the Receiver nor the Purchaser or any of its Affiliates shall be required to commence or be a plaintiff in any litigation in connection with any such registration, filing, application, notice, approval, order, qualification or waiver or take any action that would result in the imposition of a Burdensome Condition.

(c) Cooperation. The Purchaser and the Receiver will cooperate with each other and will each furnish the other and the other’s counsel with all information reasonably requested concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of the Purchaser or the Receiver to any Governmental Authority in connection with the Contemplated Transactions.

(d) Consents and Approvals from Third Parties. The parties agree to cooperate in good faith in connection with providing any notice to, and obtaining any consent or approval from, any third Person (other than a Governmental Authority, it being understood that the parties agreements with respect to such matters as they relate to Governmental Authorities are set forth elsewhere in this Agreement) that is necessary or desirable in connection with the Contemplated Transactions (each a “Third Party Notice/Consent”). The parties acknowledge and agree that the deliver or receipt of a Third Party Notice/Consent shall not be a condition to Closing.

Section 5.04. Notices Of Certain Events. From the date hereof until the Closing, the Receiver shall promptly notify the Purchaser in writing of:

(a) any circumstance, event or action the existence, occurrence or taking of which would reasonably be expected to result in any representation or warranty made by the Receiver in this Agreement not be true and correct or that would reasonably be expected to cause any condition set forth in Section 6.01 or Section 6.03 not to be satisfied;

(b) any failure of the Receiver to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

(c) copies of Qualified Bids submitted by Qualified Bidders (as such terms are defined in the Bidding Procedures); and

(d) the receipt of any notice any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Century’s stockholders, however called, and in connection with any written consent of Century’s stockholders, with such written notice to include a copy of the notice distributed to Century’s stockholders including all proposals being submitted to Century’s stockholders.

No information received by the Purchaser pursuant to this Section 5.04 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Receiver in this Agreement.

Section 5.05. Bidding Procedures and Sale Motion.

(a) The Receiver shall file a motion with the Court to approve procedures for the sale of the Shares no later than three (3) Business Days following the date of this Agreement, which motion is substantially in the form attached hereto as Exhibit B (the “Bidding Procedures and Sale Motion”).

(b) Following the entry of the Bidding Procedures Order, the Bidding Procedures, attached as Annex 1 to Exhibit 1 of the Bidding Procedures and Sale Motion, shall apply to, and govern, the sale of the Shares.

(c) The Receiver shall use its commercially reasonable efforts to obtain and deliver to the Purchaser the Plaintiff Fee Undertaking concurrently with the filing of the Bidding Procedures and Sale Motion.

Section 5.06. Public Announcements. Other than mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement or thereafter, with respect to which the parties shall cooperate in good faith to jointly prepare or communicate consistent with the joint communication policy of the parties, from and after the date hereof, neither party shall make any public announcement or public comment regarding this Agreement or the Contemplated Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), unless and only to the extent that (a) the furnishing or use of information is required in making any filing or obtaining any Governmental Authorization required for the consummation of the Contemplated Transactions or (b) the furnishing or use of such information is required by Legal Requirements.

Section 5.07. Receivership Filings.

(a) From and after the date of this Agreement, promptly before filing any papers or pleadings in the Receivership Proceeding that relate in any way to this Agreement, the Sale, the Bidding Procedures, the Contemplated Transaction or the Purchaser, the Receiver shall provide the Purchaser with a copy of such papers or pleadings.

(b) The Receiver shall provide the Purchaser with prompt notice of any papers or pleadings filed by a party other than the Purchaser in the Receivership Proceeding that relate in any way to the Shares, this Agreement, the Sale, the Bidding Procedures, or the Purchaser.

Section 5.08. Bankruptcy Coordination; Suspension Right. In the event any Defendant files or becomes subject to any bankruptcy, insolvency, reorganization, receivership, assignment for the benefit of creditors, or similar proceeding, or any such proceeding is filed against any Defendant (each, a “Bankruptcy Event”), the Purchaser shall have the right to: (a) suspend its obligations (including the obligation to close) for up to ninety (90) days while the parties and Plaintiff determine the impact of the Bankruptcy Event on the Receiver’s authority (including the Receiver’s obligations under Paragraph 6 of the Receivership Order) and the Purchaser’s ability to acquire the Shares under this Agreement and the Sale Order; and (b) terminate this Agreement pursuant to Section 8.02(j) or Section 8.02(k) if the Receiver’s authority or the Purchaser’s ability to acquire the Shares free and clear of any Encumbrances cannot be confirmed on terms reasonably acceptable to the Purchaser.

Section 5.09. Appeal. If the Sale Order or the Bidding Procedures Order is appealed by any Person, or petition for certiorari or motion for rehearing, reconsideration or rehearing is filed with respect thereto, if requested by the Purchaser, the Receiver will take all action as may be reasonably necessary to defend against such appeal, petition or motion and to obtain an expedited resolution of such appeal, petition or motion, and, in such case, the Purchaser will take all actions as may be reasonably requested by the Receiver to assist the Receiver in such defense.

Section 5.10. No Reliance. Purchaser acknowledges and agrees that neither the Purchaser nor any Affiliate or representative of Purchaser (each a “Purchaser Party”) is relying on nor has relied upon, and Purchaser, on behalf of itself and each other Purchaser Party, expressly disclaims reliance on, any representation or warranty of any kind or nature (whether written or oral, express or implied) relating to the Receiver, Century, the Bank, the Plaintiff, the Shares, the Defendants, or otherwise in connection with Sale or any other transaction contemplated hereby, including with respect to the accuracy or completeness of any information regarding the Receiver, Century, the Bank, the Plaintiff, the Defendants, or the Shares that is furnished or made available to any Purchaser Party, other than those made by the Receiver expressly set forth in Article 3 and the Purchaser acknowledges and agrees, on behalf of the Purchaser Parties, that no Person has been authorized by the Receiver, Century, the Bank, the Defendants, or the Plaintiff to make any representation or warranty relating to the Receiver, Century, the Bank, KSB, the Shares, or otherwise in connection with the transactions contemplated hereby, including with respect to the accuracy or completeness of any information regarding the Receiver, Century, the Bank, the Plaintiff, the Defendants, or the Shares furnished or made available to a Purchaser Party, except as set forth in Article 3 and, if made, the Purchaser acknowledges and agrees, on behalf of the Purchaser Parties, that no Purchaser Party is relying on and must not rely on such representation or warranty, except for such representations and warranties set forth in Article 3.

Section 5.11. Good Faith Deposit. The Good Faith Deposit shall be paid, released, forfeited, or otherwise treated in accordance with this Agreement and the Bidding Procedures.

ARTICLE 6
Conditions of Closing

Section 6.01. Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to complete the Contemplated Transactions is subject to the fulfillment of the following conditions:

(b) Covenants. The covenants and obligations of the Receiver to be performed or observed on or before the Closing pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c) Officers’ Certificate. The Receiver shall have delivered to the Purchaser a certificate signed by Morris C. Aaron and/or Keith Bierman certifying to the effect that the conditions set forth in Sections 6.01(a) and (b) have been satisfied;

(d) Purchaser Required Approvals. The Purchaser shall have obtained all of Purchaser Required Approvals and without the imposition of any Burdensome Condition, no such Purchaser Required Approval shall have been amended, modified, reversed or vacated and all applicable waiting periods with respect to any of the Purchaser Required Approvals shall have expired;

(e) Sale Motion. The Bidding Procedures and Sale Motion, and any order of the Court approving the same, shall be in form and substance reasonably acceptable to the Purchaser; provided, however, that, for the avoidance of doubt, a Bidding Procedures and Sale Motion shall not be deemed to be in form and substance reasonably acceptable to the Purchaser if (i) such Bidding Procedures and Sale Motion modifies or alters any of the economic terms of the transactions contemplated by this Agreement in a manner adverse to the Purchaser, (ii) such Bidding Procedures and Sale Motion does not include the payment of the Break-Up Fee consistent with Section 8.04, including in the event the Purchaser is not the Successful Bidder (as such terms are defined in the Bidding Procedures and Sale Motion), or (iii) such Bidding Procedures and Sale Motion does not authorize the transfer of the Shares free and clear of all claims, liens, encumbrances, or transfer restrictions, including any transfer restriction in any of Century’s Charter Documents and directs Century to register the transfer notwithstanding any contrary provision of Century’s Charter Documents; and

(f) Sale Order. The Court shall have entered the Sale Order, in form and substance reasonably acceptable to Purchaser, and such order shall have become a Final Order; provided, however, that if the Sale Order concludes that the Sale was consistent with the standard courts apply by analogy to Section 363(m) of the Bankruptcy Code, then the Sale Order shall be deemed to be a Final Order for purposes of this Section 6.01(f), provided, further that, for the avoidance of doubt, a Sale Order shall not be deemed to be in form and substance reasonably acceptable to the Purchaser if such Sale Order (i) modifies or alters any of the economic terms of the transactions contemplated by this Agreement in a manner adverse to the Purchaser or (ii) does not authorize the transfer of the Shares free and clear of all claims, liens, encumbrances, or transfer restrictions, including any transfer restriction in any of Century’s Charter Documents and directs Century to register the transfer notwithstanding any contrary provision of Century’s Charter Documents.

The foregoing conditions are for the benefit of the Purchaser only and accordingly the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

Section 6.02. Conditions to the Receiver’s Obligations. The obligation of the Receiver to complete the Contemplated Transactions is subject to the fulfillment of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Covenants. The covenants and obligations of the Purchaser to be performed or observed on or before the Closing pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c) Officer’s Certificate. Purchaser shall have delivered to the Receiver a certificate signed by an appropriate officer certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied; and

(d) Sale Order. The Court shall have entered the Sale Order, in form and substance reasonably acceptable to the Receiver, and such order shall have become a Final Order provided, however, that if the Sale Order concludes that the Sale was consistent with the standard courts apply by analogy to Section 363(m) of the Bankruptcy Code, then the Sale Order shall be deemed to be a Final Order for purposes of this Section 6.02(d).

The foregoing conditions are for the benefit of the Receiver only and accordingly the Receiver will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

Section 6.03. Mutual Conditions. The obligations of the Receiver and the Purchaser to complete the Contemplated Transactions are subject to the fulfillment of each of the following conditions:

(a) No Injunction. No injunction or restraining order or other decision, ruling or Order, being in effect which prohibits, restrains, limits or imposes conditions on the transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened (and such threat not having been withdrawn) before any such court, board, Governmental Authority or administrative tribunal to restrain, prohibit, limit or impose conditions on the transactions contemplated by this Agreement;

(b) Plaintiff Approval. The Plaintiff shall have provided, in writing, all approvals required with respect to Plaintiff under the terms of the Receivership Orders. Such approvals shall include Plaintiff’s written undertaking to deliver the original certificates representing the Shares at the Closing in accordance with the Sale Order. Such approvals shall also include Plaintiff’s written consent to the Break-up Fee and the source of payment thereof as provided in this Agreement and the Bidding Procedures and Sale Motion to the extent the Break-Up Fee becomes payable under Section 8.04 (the “Plaintiff Fee Undertaking”);

(c) Compliance with Century Documents. The transfer of the Shares in accordance with this Agreement (i) does not contravene and will not result in a material breach of any of the provisions of the Charter Documents of Century, or (ii) shall have been authorized by the Sale Order, including by provisions of the Sale Order rendering any transfer restrictions, rights of first refusal, preemptive rights, consent requirements, or similar provisions in the Charter Documents of Century inapplicable to the Sale;

(d) No Litigation. There shall not be pending or threatened any Proceeding by any Governmental Authority which would, or would reasonably be expected to, have a Material Adverse Effect.

ARTICLE 7
Closing Transactions

Section 7.01. Time and Place. The Closing shall take place by electronic exchange of documents at 10:00 a.m., Mountain time on the Closing Date, or at such other time and date, or both, as the Receiver and the Purchaser may agree upon in writing.

Section 7.02. The Receiver’s Closing Deliverables. At the Closing, the Receiver shall deliver the following to the Purchaser:

(a) the certificate required by Section 6.01(c);

(b) stock certificates evidencing the Shares duly endorsed by the Receiver solely in its capacity as court-appointed receiver, or accompanied by stock powers duly executed by the Receiver solely in its capacity as court-appointed receiver;

(c) a copy of the Sale Order.

Section 7.03. Purchaser’s Closing Deliverables. At the Closing, Purchaser shall deliver the following to the Receiver:

(a) the certificate required by Section 6.02(c); and

(b) the Cash Purchase Price as set forth in Section 2.03.

Section 7.04. Concurrent Delivery. It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents, in each case, at Closing by any party to the other pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, or otherwise waived, as the case may be.

Section 7.05. Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order, the Sale of the Shares to Purchaser shall be deemed to take effect on the Closing Date.

ARTICLE 8
Survival of Representations and Covenants; Termination

Section 8.01. Survival. The Receiver and the Purchaser, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms, or if no such term is expressly stated, for two (2) years after the Closing. The terms of this Agreement (including the specific representations and warranties set forth herein and the non-survivability of such representations and warranties) were specifically bargained-for among the parties and were taken into account by the parties in arriving at the Cash Purchase Price. Each of the parties acknowledges that this Agreement results from arm’s-length negotiations among the parties and embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. Each party specifically acknowledges that no party has any special relationship with any other party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction, and there are no grounds for the tolling of any applicable statute of limitations.

Section 8.02. Termination. This Agreement may be terminated prior to the Closing.

(a) at any time by the mutual written agreement of the Receiver and the Purchaser;

(b) by either the Purchaser or the Receiver, if the Closing shall not have taken place on or before November 30, 2026 (the “Outside Date”); provided, that if all conditions set forth in Article 6 have been satisfied or waived (other than those conditions to be satisfied by action taken at the Closing, provided, that such conditions are capable of being satisfied at the Closing) other than the condition set forth in Section 6.01(d) (Purchaser Required Approvals), and no application for any Purchaser Required Approval has been denied or withdrawn at the request of a Bank Regulatory Authority, then the Outside Date shall be automatically extended until the earlier of (x) ten (10) Business Days after receipt of the last Purchaser Required Approval and (y) June 30, 2027 and, in the event of such an extension, all references in this Agreement to the Outside Date shall mean the Outside Date as extended.

(c) by the Purchaser, if (A) Receiver shall have breached any of its covenants or agreements set forth in this Agreement or (B) any of the representations or warranties set forth Article 3 shall be or shall become inaccurate, which breach or inaccuracy would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01(a) or Section 6.01(b), and which is not cured within thirty (30) days following written notice to the Receiver specifying the nature of such breach or inaccuracy and requesting that it be cured (and in any event prior to the Outside Date) or which by is nature or timing cannot be cured within such time period; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.02(c) if Purchaser has breached this Agreement such that any of the conditions to closing set forth in Section 6.02 or Section 6.03 would not then be satisfied as a result of such breach;

(d) by the Receiver, if (A) Purchaser shall have breached any of its covenants or agreements set forth in this Agreement or (B) or any of the representations or warranties set forth in Article 4 shall be or shall become inaccurate, which breach or inaccuracy would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.02 or Section 6.03, and which is not cured within thirty (30) days following written notice to Purchaser specifying the nature of such breach or inaccuracy and requesting that it be cured (and in any event prior to the Outside Date) or which by is nature or timing cannot be cured within such time period; provided, however, that the Receiver shall not have the right to terminate this Agreement pursuant to this Section 8.02(d) if the Receiver has breached this Agreement such that any of the conditions to closing set forth in Section 6.01 or Section 6.03 would not then be satisfied as a result of such breach;

(e) by either the Receiver or the Purchaser, if the Auction has occurred and the Purchaser was not the Successful Bidder (as such terms are defined in the Bidding Procedures);

(f) by the Purchaser, if the Court enters an Order inconsistent with the Bidding Procedures and Sale Motion required by Section 6.01(e) or the Sale Order required by Section 6.01(f);

(g) by either the Receiver or the Purchaser, with fifteen (15) days’ prior written notice or such shorter period as required by a court or Governmental Authority, or any applicable Legal Requirement, if any court or Governmental Authority shall finally determine that the subject of this Agreement violates any applicable Legal Requirement and the terms of this Agreement cannot be amended to meet all legal requirements to the satisfaction of such court or Governmental Authority;

(h) by either the Receiver or the Purchaser, if the Purchaser or any of its Affiliates (A) receives written notice from a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any of Purchaser Required Approvals, (B) receives notice from any Bank Regulatory Authority, orally or in writing, requesting that the Purchaser withdraw an application with respect to any Purchaser Required Approval and advising that (x) the Purchaser or any of its Subsidiaries will not be permitted to resubmit any such application within 60 days or (y) the applicable Bank Regulatory Authority is unwilling to accept a resubmitted application, or (C) receives written notice from or is otherwise advised by such Bank Regulatory Authority that it will not grant any such Purchaser Required Approval on the terms contemplated by this Agreement without imposing a Burdensome Condition;

(i) by either the Receiver or the Purchaser, if (i) the Court has not entered the Sale Order approving the Sale to the Purchaser by the date that is seven (7) days prior to the Outside Date; (ii) the Sale Order has been entered but is stayed or has been reversed or vacated on such date; or (iii) a Sale Order has been entered but has been amended or modified without the prior written consent of the Purchaser on or before such date;

(j) by either the Receiver or the Purchaser, if any Defendant, including Kathleen K. Peters and/or Gerald P. Peters III, files or becomes subject to any voluntary or involuntary bankruptcy, insolvency, or similar proceeding;

(k) by either the Receiver or the Purchaser, if the Receiver ceases to have possession, custody, or control of the Shares for any reason, including as a result of any court order, bankruptcy proceeding, or action by any trustee or other fiduciary in a Bankruptcy Event;

(l) by the Purchaser, if the Shares are voted in favor of an Alternative Transaction; or

(m) by the Receiver, if the Court enters an Order inconsistent with the Sale Order required by Section 6.02(d).

Section 8.03. Effect of Termination. Notwithstanding any other provisions of this Agreement, if this Agreement is validly terminated in accordance with Section 8.02, this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that the provisions of Sections 1.03, 5.02, 5.10, 5.11, 8.05 and Article 9 shall survive such termination and remain in full force and effect, and if this Agreement is validly terminated by the Company pursuant to Section 8.02(e), Section 8.02(k), or Section 8.02(l), the payment of the Break-Up Fee payable pursuant to Section 8.04 shall survive termination of this Agreement and remain in full force and effect.

Section 8.04. Break-Up Fee.

(a) In recognition of the efforts of, expenses incurred by, and other opportunities foregone by the Purchaser while pursuing the Sale, in the event that this Agreement is terminated by (i) either the Purchaser or the Receiver pursuant to Section 8.02(e) (Other Successful Bidder), (ii) either the Purchaser or the Receiver pursuant to Section 8.02(k) (Loss of Possession and Control) if the Receiver ceases to have possession, custody, or control of the Shares because the Plaintiff has received cash funds equal to or greater than the Plaintiff Amount, including in connection with an Alternative Transaction, or (iii) the Purchaser pursuant to Section 8.02(l), (Alternative Transaction), then, subject to Section 8.04(b) and in accordance with Section 8.04(c), the Receiver shall pay the Purchaser, by wire transfer of same-day funds, the Break-Up Fee.

(b) Notwithstanding anything to the contrary in this Agreement, in no event (i) shall the Receiver be required to pay to Purchaser an amount in excess of the Break-Up Fee pursuant to Section 8.04(a), nor (ii) shall the Receiver be required to pay all or any portion of the Break-Up Fee pursuant to Section 8.04(a)(ii) or Section 8.04(a)(iii) unless, in the case of this Section 8.04 (b)(ii), the Remaining Sale Proceeds are greater than $0. If the Remaining Sale Proceeds are less than the Break-Up Fee then, solely for purposes of this Section 8.04, the “Break-Up Fee” shall equal the Remaining Sale Proceeds, and the Purchaser irrevocably waives any, right, title, or interest in any amounts of the Break-Up Fee in excess of the Remaining Sale Proceeds.

(c) Subject to Section 8.04(b) and the proviso at the end this Section 8.05(c), the Break-Up Fee shall constitute an allowed cost and expense of the Receiver and the Receivership Estate and shall be payable solely from the Remaining Sale Proceeds. The Bidding Procedures Order shall so provide and shall approve the Break-Up Fee on the terms set forth in this Section 8.04. The Bidding Procedures and Sale Motion shall request approval of the Break-Up Fee, determined in accordance with this Section 8.04, as a cost and expense of the Receivership Estate pursuant to the Receivership Order. The Break-Up Fee, if any, shall be paid by the Receiver promptly following the Court’s approval of the Receiver’s final accounting of the Receivership and the Receivership Estate, and shall be paid contemporaneously with the payment of the Plaintiff Amount, the payment of the Receiver’s Non-Break Fee Expenses, and the distribution of the Remaining Sale Proceeds to the Defendant in accordance with such final accounting of the Receivership and the Receivership Estate; provided, however, that if the Defendant requests an updated payoff statement from Plaintiff pursuant to Section 3(w) of the Receivership Order, any payoff statement provided by the Plaintiff to the Defendant after the date hereof shall include the Break-Up Fee equal to $2,040,000.

(d) The Receiver agrees that the payment of the Break-Up Fee by the Receiver on the terms set forth herein is, in the business judgment of the Receiver, critical to the realization of the maximum value for the Receivership Estate and for the protection and preservation of the Shares. The Receiver has determined in its business judgment that the Break-Up Fee is reasonable and shall take all actions reasonably necessary to obtain any approval by the Court necessary to pay the Break-Up Fee, including, without limitation the prior written approval of the Court pursuant to Section 3(o) of the Receivership Order.

(e) Notwithstanding anything to the contrary contained in this Agreement or otherwise, if this Agreement is terminated and the Break-Up Fee has been paid to the Purchaser, the payment of the Break-Up Fee, determined in accordance with this Section 8.04, will be the Purchaser’s and its Affiliates’ sole and exclusive remedy for any failure to close the transactions contemplated by this Agreement and for any breach of or nonperformance by the Receiver of this Agreement (and Purchaser hereby releases and forever discharges any claims against such parties).

Section 8.05.      Good Faith Deposit. In accordance with the Bidding Procedures, if Purchaser fails to consummate the transactions set forth in this Agreement because of Purchaser’s breach or failure to perform this Agreement, Purchaser shall forfeit the Good Faith Deposit to the Receiver, and the Receiver and, if required by the terms of the escrow agreement entered into with the Escrow Agent, the Purchaser, shall instruct the Escrow Agent to release the Good Faith Deposit to the Receiver.

ARTICLE 9
Miscellaneous

Section 9.01.  Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Purchaser:

Bank7 Corp.
1039 NW 63rd Street
Oklahoma City, Oklahoma 73116
Attention:	Thomas L. Travis
Email:	ttravis@bank7.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:	J. Brennan Ryan
Crystal L. Huffman
E-mail:	brennan.ryan@nelsonmullins.com
crystal.huffman@nelsonmullins.com

To the Receiver:

MCA Financial Group Ltd.
4909 N. 44th Street
Phoenix, Arizona 85018
Attention:	Morris C. Aaron
Keith Bierman
E-mail:	maaron@mca-financial.com
kbierman@mca-financial.com

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
2325 East Camelback Road, Suite 900
Phoenix, Arizona 85016
Attention:	Robert J. Henry
C. McKenna Sauer
E-mail:	henry.robert@dorsey.com
sauer.mckenna@dorsey.com

Section 9.02. Further Assurances. Each of the parties shall execute and deliver such further documents, instruments and agreements and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement, give effect to the transactions contemplated by this Agreement.

Section 9.03. Time of the Essence. Time shall be of the essence of this Agreement.

Section 9.04. Entire Agreement. This Agreement (and all related documents referred to herein, including the schedules and exhibits hereto) constitutes the entire agreement between the Receiver and the Purchaser pertaining to the Contemplated Transactions and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the Receiver and the Purchaser, including, for the avoidance of doubt, the Letter of Intent, dated June 2, 2026, delivered by Purchaser to the Receiver, with respect to such matters.

Section 9.05. Assignment; Successor Receiver. Except as set forth in this Section 9.05, neither party to this Agreement may assign any of its respective benefits, obligations or liabilities under or in respect of this Agreement without the prior written consent of the other party, which may be withheld in its absolute discretion; provided, however, that if at any time the Court replaces the Receiver or modifies the Receiver’s powers as set forth in the Receivership Orders in effect as of the date of this Agreement, then (i) this Agreement shall automatically inure to the benefit of and be binding upon any successor receiver appointed by the Court, without the need for further action by the Purchaser, and (ii) the parties shall cooperate in good faith to implement any amendments reasonably necessary to conform this Agreement to such replacement or modification, subject to Court approval as required. If a successor receiver declines in writing to assume and perform this Agreement on substantially the terms herein (subject to Court approval), the Purchaser or such successor receiver may terminate this Agreement upon written notice. Any attempted assignment in violation of this Section 9.05 shall be void.

Section 9.06.  Invalidity. Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

Section 9.07. Waiver and Amendment. Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by the party to be bound by such amendment or waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor a continuing waiver unless otherwise expressly provided.

Section 9.08. Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 9.09. Captions. The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 9.10. Counterparts. This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

Section 9.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without the requirement to post bond) to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Arizona, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Arizona, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. The parties further agree that any final and nonappealable judgment against any of them in any action, suit or proceeding described in the first sentence of this Section 9.12 shall be conclusive and may be enforced in any other jurisdiction within or outside the USA by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment

Section 9.13. Waiver Of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF CLAIM, SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SEction 9.13.

Section 9.14. Legal and Other Fees and Expenses. The parties will pay their respective legal, accounting and other professional fees and expenses incurred by each of them in connection with the negotiation and settlement of this Agreement, the completion of the Contemplated Transactions and other matters pertaining hereto.

Section 9.15. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense,

Section 9.16. Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 9.16 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BANK7 CORP.

By:	/s/ Thomas L. Travis
Name: Thomas L. Travis
Title: Vice Chairman and Chief Executive Officer

MCA FINANCIAL GROUP LTD.

By:	/s/ Keith Bierman
Name: Keith Bierman
Title: Senior Managing Director

[Signature Page to Stock Purchase Agreement]

Exhibit A

The Shares

237,136 shares of common stock of Century, represented by:

●	Certificate No. S208, 139,369 shares,

●	Certificate No. S96, 310 shares,

●	Certificate No. S130, 1,500 shares,

●	Certificate No. S180, 4,683.

●	Certificate No. S88, 21,487 shares (Erica 2012 Trust),

●	Certificate No. S90, 21,487 shares (Krista 2012 Trust),

●	Certificate No. S87, 24,150 shares (Soren 2012 Trust), and

●	Certificate No. S89, 24,150 shares (Devin 2012 Trust)

Exhibit B

Bidding Procedures and Sale Motion

[see attached]

Exhibit B

DORSEY & WHITNEY LLP

2325 East Camelback Road, Suite 900

Phoenix, AZ 85016

Telephone: 602.735.2700

Robert A. Henry (#015104)

henry.robert@dorsey.com

W. Scott Jenkins, Jr. (#021841)

jenkins.scott@dorsey.com

C. McKenna Sauer (#039603)

sauer.mckenna@dorsey.com

Attorneys for Receiver

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF ARIZONA

KS StateBank Corporation, a Kansas banking corporation, Plaintiff, v. Kathleen K. Peters and Gerald P. Peters, et al. Defendants.[1]

No. CV-25-02576-PHX-ROS

RECEIVER’S MOTION FOR ORDERS (A) APPROVING BIDDING PROCEDURES, (B) DESIGNATING A STALKING HORSE BIDDER AND APPROVING BID PROTECTIONS, (C) SCHEDULING AN AUCTION AND SALE HEARING, (D) APPROVING SALE OF SHARES, AND (E) GRANTING RELATED RELIEF

MCA Financial Group, and specifically Keith Bierman, acting in its capacity as the court-appointed receiver in this matter (the “Receiver”), hereby files this motion (the “Motion”) requesting the entry of orders (a) approving bidding procedures; (b) designating a stalking horse bidder and approving bid protections; (c) scheduling an auction and sale hearing; (d) approving the sale of shares, and (e) granting related relief.

1 The Defendants in this action are Kathleen K. Peters and Gerald P. Peters III, individually and as wife and husband, and Kathleen K. Peters and Gerald P. Peters III, as Trustees of The Kathleen K. Peters and Gerald P. Peters III Revocable Trust (collectively, the “Borrower” or “Peters”); Joseph Thompson, as Trustee for (1) The Soren G. Peters 2012, (2) The Devin B.A. Peters 2012 Trust, and (3) The Krista N.A. Peters 2012 Trust; and Donald A. Gonzales, as Trustee for The Erica B. Peters 2012 Trust (collectively with Borrower, the “Defendants”); Fictitious Business Entities I-X; and John Does I-X.

This Motion is supported by: (a) the attached Memorandum of Points and Authorities; and (b) the entire record before the Court in this case.

RESPECTFULLY SUBMITTED this __ day of ____, 2026.

DORSEY & WHITNEY LLP

By:	/s/ Robert A. Henry
Robert A. Henry
W. Scott Jenkins, Jr.
C. McKenna Sauer
Attorneys for Receiver

MEMORANDUM OF POINTS AND AUTHORITIES

I.	BACKGROUND

1.  On June 18, 2025, KS StateBank Corporation (“Plaintiff”) made two (2) loans to Borrower in the combined, aggregate maximum principal amount of $35,000,000.00 (the “Loans”). Copies of the Loan Documents (as defined in the Verified Complaint [Doc. 1-1] (the “Complaint”) are attached to the Complaint.

2.  To secure the Loans, Defendants pledged the Shares (as defined below) as collateral.

3.  As of May 18, 2026, the total aggregate balance of the Loans was $40,843,778.252 (including principal, interest, late fees, and legal fees and costs). Interest (per diem of $10,906.94), late fees, attorneys’ fees and costs continue to accrue.

4.  On June 18, 2025, Plaintiff initiated an action in the Maricopa County Superior Court by filing its Complaint asserting claims for breach of contract and appointment of a receiver.

5.  On July 21, 2025, Peters removed the State Court Action to the United States District Court for the District of Arizona. [Doc. 1].

6.  In August 2025, Plaintiff initiated a non-judicial foreclosure sale of the Shares pursuant to A.R.S. § 47-9610 (the “UCC Sale”) with an initial sale date of October 7, 2025. Plaintiff has continued the UCC Sale date from time to time, and it is currently scheduled for [June 30, 2026].

7.  On December 16, 2025, this Court issued the Order Appointing a Receiver [Doc. 33] (the “Receivership Order”), which appointed the Receiver to, among other things, possess Defendants’ “Shares” (as defined in Section 3(a)(ii) of the Receivership Order) of capital stock Century Financial Services Corporation, a New Mexico corporation (“CFS”). [Doc. 33]. CFS is a bank holding company that owns certain shares of Century Bank (“Century Bank”), a New Mexico chartered FDIC insured bank. Id.

2 This balance accounts for the $1,591,301.00 in funds held by the Receiver (received from CFS as dividends), which will ultimately be turned over to Plaintiff.

8.  Pursuant to Section 3(a) of the Receivership Order, the Receiver is vested with control of Defendants’ Shares in CFS that Defendants pledged as collateral to Plaintiff in exchange for the Loans. [Doc. 33 at 2].

9.  The Shares constitute the entirety of the “Receivership Estate”, as set forth in Section 3(a)(ii) of the Receivership Order. [Doc. 33 at 2].

10.  Section 3(a) of the Receivership Order provides, in pertinent part, that the Receiver “may exercise voting rights associated with ownership of the Shares in CFS upon approval of the Court” and “[s]hould the exercise of such powers be necessary in the Receiver’s business judgment to protect the Receivership Estate, the Receiver shall seek approval on ten (10) days’ advance notice to the parties to request Court approval of actions to exercise rights in and to the Shares.” [Doc. 33 at 3].

11.  Section 3(u) of the Receivership Order provides, in pertinent part, that “[a]ny proposed sale(s) of the Shares or any portion thereof shall be submitted to the Court for approval upon motion.” [Doc. 33 at 8].

12.  As detailed in the Initial Receiver’s Report [Doc. 45 at 5], since the Receiver was appointed in December 2025, CFS was engaged in a process for the potential sale of the Shares. Although CFS conducted a sale process and evaluated indications of interest from certain potentially interested parties, including the Stalking Horse Bidder (as defined below), over the course of approximately six (6) months, CFS was unable to negotiate a transaction that its Board of Directors determined to be in the best interest of CFS and its stockholders.

13.  Article III of CFS’s Amended and Restated Articles of Incorporation, filed with the New Mexico Secretary of State and effective May 29, 2019 (the “2019 Articles”), restricts the transfer of CFS Common Stock as follows: shareholders of the corporation are prohibited from making transfers of the corporation’s Common Stock to any person or entity who would not be an eligible shareholder of a Subchapter S Corporation (“S Corporation”), as provided for in the Internal Revenue Code of 1986, as amended, and are further prohibited from making transfers the consummation of which would cause the corporation to be ineligible for S Corporation status (collectively, the “S Corp Transfer Restriction”). The 2019 Articles provide that any such restricted transfer “shall be void and shall not be reflected in the corporation’s stock record books.” Because the Stalking Horse Bidder (as defined below)—a bank holding company organized as a corporation—would not be an eligible S Corporation shareholder under 26 U.S.C. § 1361(b)(1)(B), and because any other institutional or corporate Successful Bidder would similarly be ineligible, any transfer of the Shares pursuant to a market sale would constitute a prohibited transfer under the literal terms of the 2019 Articles. Unless this Court expressly overrides the S Corp Transfer Restriction in its orders, CFS may decline to register the transfer of the Shares to the Buyer or any other Successful Bidder. Accordingly, the Receiver expressly requests that the Bidding Procedures Order and the Sale Order each acknowledge the S Corp Transfer Restriction and authorize the transfer of the Shares free and clear of that restriction, directing CFS to register the transfer notwithstanding any contrary provision of the 2019 Articles or any other Charter Document.

14.  In connection with the Loans, CFS executed that certain side letter agreement dated July 19, 2019 (the “Side Letter”), by and among CFS, the Shareholders, and Plaintiff, which provides an independent contractual basis for the transfer of the Shares in this Receivership proceeding. In the Side Letter, CFS “unconditionally and irrevocably” consented to the pledge of the Shares and expressly agreed that, upon request of Plaintiff, “whether pursuant to a sale of one or more Shares or otherwise, subject to any regulatory or other applicable legal requirements, the Company shall immediately cause the admission of [Plaintiff] or its designee or any other purchaser to be registered in the books and records of the Company and take all such other actions as may be necessary or requested to effect the transfer and issuance of such Shares and the admission of [Plaintiff] or its designee or any other purchaser as a shareholder of the Company.” The Side Letter further provides that transfers made pursuant to the exercise of any rights and remedies by Plaintiff under the Pledge Agreements “shall be deemed permissible transfers under the Shareholder Agreement and any other Governing Agreements, for all purposes and are hereby irrevocably and unconditionally consented to, without the necessity of obtaining any further consents or approvals, and further without the necessity of complying with any other provision of the Shareholder Agreement or other Governing Agreements that might otherwise be construed to condition, limit, prohibit, impair or modify in any respect the pledge and transfer of the Shares.” Of particular significance, the Side Letter expressly provides that “any automatic redemption or ‘eligibility termination sale’ provisions set forth in the Shareholder Agreement . . . shall not be binding upon [Plaintiff], its direct designee and/or direct purchaser, and shall be superseded by the terms of this Side Letter.” CFS further agreed that upon any foreclosure sale or similar disposition, the Shareholders shall cause CFS to “register and further assure such transfers, admission and/or new acquisition, without cost to [Plaintiff], its designees and purchasers.” The Side Letter thus constitutes CFS’s own irrevocable contractual consent to the registration of any transfer of the Shares to Plaintiff, its designee, or any other purchaser in a foreclosure or similar proceeding—including this Receivership Sale—notwithstanding any contrary provision of the Shareholder Agreement, the 2019 Articles, or any other governing document.

15.  Pursuant to the terms of the Receivership Order, the Receiver has continued to oversee marketing and negotiations regarding any potential sale(s) of the Shares. The Receiver utilized the services of Eric Corrigan of MJC Partners (the “Investment Banker”), who was initially chosen by Peters, to conduct a national marketing campaign for the Shares.

16.  On or around June 2, 2026, the Receiver executed a Letter of Intent (the “LOI”) with Bank7 Corp., an Oklahoma corporation, (the “Stalking Horse Bidder”) to purchase the Shares for $68,000,000 (the “Initial Purchase Price.”)

17.  Peters and CFS have had ample time to identify a potential buyer for the Shares or otherwise satisfy Peters’ obligations under the Loans. The Shares have been thoroughly and appropriately marketed. The Receiver believes that proceeding with the transaction described below is in the best interests of all parties and the Receivership Estate, and that any further marketing will not result in any higher or better offers.

18.  As a result, the Receiver is filing this Motion seeking, among other things, authority for to sell the entire Receivership Estate pursuant to the terms of the Stock Purchase Agreement (the “Stalking Horse Bidder’s Purchase Agreement”), to either the Stalking Horse Bidder or, in the alternative, to the highest or otherwise best bidder for the Shares--determined in accordance with the proposed bidding procedures set forth herein.

19.  The only viable alternative as of the date hereof is for the Plaintiff to conduct its UCC Sale.

II.	JURISDICTION AND VENUE

20. This Court has jurisdiction over this matter pursuant to 28 U.S.C.A. § 1332.

21. Venue is proper pursuant to 28 U.S.C.A. § 1391.

III.	RELIEF REQUESTED

22.  By this Motion, the Receiver requests:

a.	Following a hearing on the Motion, entry of the “Bidding Procedures Order” substantially in the form attached hereto as Exhibit 1

i.	authorizing and approving the Bidding Procedures (defined below) attached to the Bidding Procedures Order as Annex 1 in connection with (1) submitting bids for the Shares, and (2) conducting an Auction (defined below) for the Shares, in the event the Receiver receives at least one Qualified Bid for the Shares;

ii.	authorizing the Receiver to designate a Stalking Horse Bidder and approving certain bid protections in accordance with the Bidding Procedures;

iii.	approving the Break-Up Fee (defined below) in accordance with the terms and conditions in the Bidding Procedures and the Stalking Horse Bidder’s Purchase Agreement;

iv.	scheduling an Auction (defined below) to be held on July XX, 2026 at __:__ a.m. (prevailing Arizona time) at the offices of Dorsey & Whitney LLP, 2325 E. Camelback Rd, Suite 900, Phoenix, Arizona 85016;

v.	scheduling a Sale Hearing (defined below) on July XX, 2026 at __:__ a.m. (prevailing Arizona time) to consider approval of the sale of the Shares (the “Sale”);

vi.	authorizing and approving the proposed Auction and Hearing Notice attached to the Bidding Procedures Order as Annex 2;

vii.	authorizing and approving the proposed Auction Results Notice attached to the Bidding Procedures Order as Annex 3; and

viii.	such other relief as determined by the Court.

b.	Following a hearing on approval of the Sale, entry of an order in the form attached hereto as Exhibit 2 (the “Sale Order”):

i.	authorizing and approving the Sale, free and clear of all claims, liens, encumbrances, rights of redemption, and other interests in this action pursuant to the terms and conditions of the Stalking Horse Bidder’s Purchase Agreement; and

ii.	such other relief as determined by the Court.

IV.	THE SALE OF THE RECEIVERSHIP ESTATE

23.  By this Motion, the Receiver seeks approval of the Sale to the Stalking Horse Bidder pursuant to the Stalking Horse Bidder’s Purchase Agreement, or to the Successful Bidder or to the Next Best Bidder at the Auction, which will take place in accordance with the Bidding Procedures Order to be entered by this Court.

24.  Pursuant to the Receivership Order, the Stalking Horse Bidder’s Purchase Agreement contemplates that the Shares will be sold “free and clear of all claims, liens, encumbrances, rights of redemption, and other interests in this action (collectively, “Liens”), with all such Liens to attach to the net proceeds of such sale, and to be paid to Plaintiff and such lien holders based on the relative priorities of their Liens (if any), as determined by the Court.” [Doc. 33 at 8].

25.  Since its appointment, the Receiver has marketed the Shares in an effort to maximize recovery for the Plaintiff and all other interested parties.3 To maximize the value of the Receivership Estate, the Receiver determined that a sale process would best meet those goals. The Receiver believes that a more viable alternative to the Sale of the Shares does not exist. As such, if the Sale is not approved, the only remaining alternative would be for Plaintiff to conduct and complete its UCC Sale.

26.  Pursuant to the procedures outlined in this Motion, the Receiver proposes to recommend a Successful Bidder (as defined below) to the Court for approval at the hearing on approval of the Sale (the “Sale Hearing”).

27.  The Receivership Order requires that the Receiver obtain an order of this Court authorizing and approving the Sale of the Shares. Accordingly, the Receiver hereby seeks an order approving the Sale of the Shares either to the Stalking Horse Bidder under the terms set forth in the Stalking Horse Bidder’s Purchase Agreement or to the Successful Bidder or Next Best Bidder in accordance with the Bidding Procedures and the Auction.

28.  The Receiver submits that a Sale of the Shares will maximize the value of the Receivership Estate and, therefore, is in the best interests of the Receivership Estate, Plaintiff, Defendants, and all other parties in interest.

a.	Legal Argument

29.  “A district court enjoys broad equitable powers to appoint a receiver over assets disputed in litigation before the court. The receiver’s role, and the district court’s purpose in the appointment, is to safeguard the disputed assets, administer the property as suitable, and to assist the district court in achieving a final, equitable distribution of the assets if necessary…. As an officer of the court, the receiver’s powers are coextensive with his order of appointment.” Liberte Cap. Grp., LLC v. Capwill, 462 F.3d 543, 551 (6th Cir. 2006) (citing See 13 Moore’s Federal Practice ¶¶ 66.02–.03 (3d ed.1999)).

3 Although the efforts have not been delineated in this Motion, the Receiver has outlined such efforts in his Receiver Report(s) and is prepared to discuss all actions undertaken at the Sale Hearing (defined below).

30.  The Court’s equitable power to administer a receivership includes the authority to order the sale of assets free and clear of liens, provided that liens attach to the sale proceeds. See Pennant Mgmt., Inc. v. First Farmers Fin., LLC, No. 14-CV-7581, 2015 WL 4511337, at *5 (N.D. Ill. July 24, 2015) (citing 2 Clark on Receivers (3d ed. 1959) § 500(b)).

31.  The Court’s equitable power also includes approving bidding procedures as requested in this Motion. S.E.C. v. Hardy, 803 F.2d 1034, 1038 (9th Cir. 1986) (“The district court’s use of reasonably expeditious and efficient procedures to supervise a receivership is within its broad equitable powers.”); see generally United Fed. Agric. Mortg. Corp. v. Assemi Bros., LLC, No. 1:24-CV-01455-KES-SAB, 2025 WL 3443053, at *1 (E.D. Cal. Dec. 1, 2025) (Order approving receiver’s proposed bidding procedures).

32.  The Court should approve a proposed receivership sale transaction if “the Receiver reasonably exercised his business judgment and the proposed sales are in the best interests of the Receivership [Estate].” Sec. & Exch. Comm’n v. Yin Nan Wang, No. CV 13-7553 JAK (SS), 2015 WL 12656907, at *4 (C.D. Cal. Aug. 25, 2015).

33.  Pursuant to the Receivership Order, the Receiver requests this Court, inter alia, (a) authorize the Sale of the Shares to the Stalking Horse Bidder pursuant to the Stalking Horse Bidder’s Purchase Agreement, or, alternatively, to Successful Bidder or the Next Best Bidder in accordance with the Bidding Procedures and the Auction (outlined below); and (b) authorize such sale of the Shares to be free and clear of all Liens, with all such Liens to attach to the net proceeds of such sale, and to be paid to Plaintiff based on the relative priority of its lien, as determined by the Court.

34.  The Sale is authorized under the Receivership Order which vests the Court with authority to approve the Sale pursuant to the Stalking Horse Bidder’s Purchase Agreement.

b.	Federal Court Authority to Override the S Corp Transfer Restriction

35.  This Court is authorized to order the Sale of the Shares to the Stalking Horse Bidder or another Successful Bidder notwithstanding the S Corp Transfer Restriction in Article III of the 2019 Articles, for the following independent reasons.

36.  First, a federal court sitting in equity over a receivership has broad power to administer and liquidate the receivership estate in a manner that serves the interests of the estate and its creditors. See Liberte Cap. Grp., LLC v. Capwill, 462 F.3d 543, 551 (6th Cir. 2006) (quoting Liberte Cap. Grp., LLC v. Capwill, 421 F.3d 377, 382 (6th Cir.2005) (“a district court has broad powers in fashioning relief in an equity receivership proceeding.”)).A court-ordered sale pursuant to a receivership is a transfer by operation of the Court’s order—not a voluntary inter vivos transfer by a shareholder—and the S Corp Transfer Restriction, which by its terms governs transfers made by “shareholders,” does not and cannot bind either this Court in exercising its equitable power over the Receivership Estate or the Receiver in administering the assets of the Estate consistent with the duties and authority vested by the Receivership Order.

37.  Second, and most significantly, under New Mexico law, a corporation’s articles of incorporation may contain transfer restrictions only to the extent that such restrictions are “not inconsistent with law.” NMSA 1978, § 53-12-2(B)(2). A restriction that purports to declare void any transfer made pursuant to an order of a United States District Court of competent jurisdiction is, by definition, inconsistent with law. This Court’s orders—including the Receivership Order, Bidding Procedures Order and Sale Order—are themselves law, and a provision in a state corporate charter cannot nullify or override a federal court order entered within the Court’s jurisdiction. See All Writs Act, 28 U.S.C. § 1651. Accordingly, the S Corp Transfer Restriction is inapplicable here because its application in the context of the sale of the Shares as contemplated herein would be directly inconsistent with the Court’s Receivership Order vesting the Receiver with authority to sell and transfer the Shares.

38.  Finally, under the governing common law of New Mexico, restrictions on the alienation or transfer of corporate stock are not viewed with favor and are strictly construed. Lett v. Westland Dev. Co., 112 N.M. 327, 329 (1991). Consistent with this rule, courts in the majority of jurisdictions have held that general transfer restrictions—phrased in terms of voluntary dispositions by shareholders—do not apply to involuntary transfers or transfers occurring by operation of law. The transfer of the Shares pursuant to this Court’s Sale Order is an involuntary transfer by operation of law, not a voluntary disposition by a shareholder. Strictly construed, the S Corp Transfer Restriction does not reach such a transfer.

39.  For all of the foregoing reasons, the Court should include in both the Bidding Procedures Order and the Sale Order express provisions (a) acknowledging the existence of the S Corp Transfer Restriction in Article III of the 2019 Articles, (b) finding that the S Corp Transfer Restriction does not apply to the court-authorized sale and transfer of the Shares by the Receiver, and (c) directing CFS to register the transfer of the Shares on its books and records notwithstanding any contrary provision of the 2019 Articles or any other Charter Document.

40.  Irrespective of the foregoing, CFS has itself contractually consented to the registration of the transfer at issue and has waived any right to rely on the S Corp Transfer Restriction or any eligibility termination sale provision to block the transfer. In the Side Letter dated July 19, 2019, CFS irrevocably and unconditionally agreed that, upon request by Plaintiff (or the exercise by Plaintiff of any rights and remedies under the Pledge Agreements), it would immediately register the transfer of the Shares to Plaintiff, its designee, or any other purchaser in its books and records—without the necessity of obtaining any further consents or approvals and without the necessity of complying with any provision of any governing agreement that might otherwise restrict the transfer. CFS further expressly agreed in the Side Letter that any automatic redemption or “eligibility termination sale” provisions in the Shareholder Agreement—i.e., provisions that would otherwise require the redemption or forced sale of shares held by an entity not qualifying as an eligible S Corporation shareholder—“shall not be binding upon [Plaintiff], its direct designee and/or direct purchaser, and shall be superseded by the terms of this Side Letter.” Because the Receivership Sale constitutes a “foreclosure sale or similar disposition” within the meaning of the Side Letter, CFS is contractually bound—by its own irrevocable agreement—to register the transfer of the Shares to the Buyer (or any other Successful Bidder) in its books and records. The Bidding Procedures Order and the Sale Order should therefore expressly acknowledge the Side Letter, find that the Receivership Sale falls within its scope, and direct CFS to perform its contractual obligations thereunder by registering the transfer of the Shares and taking all other ministerial acts necessary to give effect to that transfer.

41.  The Sale pursuant to the Stalking Horse Bidder’s Purchase Agreement constitutes a sound exercise of the Receiver’s business judgment and has been proposed in good faith. Since its appointment, the Receiver has undertaken an extensive and good-faith marketing process for the Shares. The Receiver has actively solicited interest from potentially interested parties and evaluated multiple indications of interests. Indeed, the Receiver has proactively pursued every viable avenue to achieve the highest or otherwise best price for the Shares.

42.  Additionally, the Sale pursuant to the Bidding Procedures furthers the interests of all parties in this case because: (i) there is substantial risk of depreciation of the value of the Shares if the Sale is not consummated promptly; (ii) the Purchase Agreement constitutes the highest or otherwise best offer for the Shares; and (iii) unless the Sale is concluded expeditiously as provided for in this Sale Order and pursuant to the Purchase Agreement, potential creditor recoveries may be substantially diminished because the only viable alternative to a sale by the Receiver in this case will be for Plaintiff to conduct its UCC sale, which likely would substantially reduce recovery for all parties in interest, including the Defendants.

43.  As a result, pursuant to the Section 3(u) of the Receivership Order, the Sale of the Shares should be “free and clear of all [Liens], with all such Liens to attach to the net proceeds of such sale, and to be paid to Plaintiff and such lien holders based on the relative priorities of their Liens (if any), as determined by the Court.”

44.  The Stalking Horse Bidder’s Purchase Agreement provides for a Sale free and clear of the Liens. Any such Liens would attach to the net sale proceeds (the “Sale Proceeds”) with the same validity, priority, force, and effect that such Liens had on the Shares prior to the closing of the transaction.

45.  Further, the terms of the Stalking Horse Bidder’s Purchase Agreement were negotiated at arm’s length, without collusion, and in good faith. In addition, if a party other than the Stalking Horse Bidder is the Successful Bidder, the Receiver intends to make an appropriate showing at the Sale Hearing that the purchase agreement with the other Successful Bidder is likewise a negotiated, arm’s-length transaction, in which the Successful Bidder at all times has acted in good faith under and otherwise in accordance with such standards. Accordingly, the Receiver requests that the Court find the Buyer or other Successful Bidder to be acting in good faith.

46.  Moreover, the Receiver respectfully requests the Court enter the Sale Order thereby authorizing, among other things, the Sale of the Shares free and clear of all Liens, or such other transaction as the Receiver pursuant to the Bidding Procedures and following the Auction, determines is the highest or otherwise best offer for the Shares, with all Liens to attach to the Sale Proceeds.

V.	THE BIDDING PROCEDURES

47.  The proposed Bidding Procedures are summarized below. The Bidding Procedures are comparable to those utilized for the sale of assets in bankruptcy cases under Section 363 of the Bankruptcy Code. In the context of a 363 sale, bankruptcy courts routinely find that this type of bidding process creates a sufficient market test to ensure that the highest and otherwise best offers have been obtained for the assets being sold for the benefit of all creditors and other stakeholders. See e.g., In re Integrated Res., Inc., 147 B.R. 650 (S.D.N.Y. 1992).

48.  The requirements for bids are as follows:

a.  Qualified Bids.4 To participate in the bidding process and to have a bid considered by the Receiver, each bidder (must deliver a written offer satisfying the Bidding Procedures criteria set forth in Paragraph V of Annex 1 to the Bidding Procedures Order (each a “potential Qualified Bid” and each such bidder, a “potential Qualified Bidder”). The Stalking Horse Bidder shall be deemed a Qualified Bidder and the bid reflected in the Stalking Horse Bidder’s Purchase Agreement shall be deemed a Qualified Bid.

4 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Bid Procedures.

b.  Bid Deadline. A potential Qualified Bidder that desires to make a potential Qualified Bid shall deliver the documents and information described in Section V of the Bidding Procedures by email to: (i) counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 8501, (henry.robert@dorsey.com and sauer.mckenna@dorsey.com); (ii) counsel for CFS, John C. Leininger, Otteson Shapiro, 4851 LBJ Freeway, Suite 650, Dallas, TX 75244 (jcl@os.law) ; and (iii) counsel for Plaintiff: Ben Reeves, Snell & Wilmer, One East Washington Street, Suite 2700, Phoenix, AZ 85004 (breeves@swlaw.com) (collectively, the “Bid Recipients”); so as to be actually received on or before [July XX, 2026 at 12:00 noon (prevailing Arizona Time)] (the “Bid Deadline”). Counsel for the Receiver shall provide written notice to counsel for the Stalking Horse Bidder upon the designation of any other party as a Qualified Bidder (as defined below).

c.  Purchase Price. The purchase price for the shares set forth in each potential Qualified Bid must be a minimum amount equal to the sum of at least: the Initial Purchase Price, plus the Break-Up Fee, plus an overbid amount of $250,000 (collectively, the “Initial Overbid Amount”).

d.  Irrevocable Bid. Each potential Qualified Bid must include a signed writing providing that such potential Qualified Bid is irrevocable until the selection of the Successful Bidder, provided that if such potential Qualified Bidder is selected as the Successful Bidder, its offer shall remain irrevocable until the earlier of the closing or the date on which the Court denies approval of the sale to the Successful Bidder; and provided further that if the potential Qualified Bidder is selected as the Next Best Bidder (as defined below), its potential Qualified Bid shall remain irrevocable until the earlier of (i) the closing of the sale to the Successful Bidder, or (ii) the date that is thirty (30) days after the Sale Hearing.

e.  Conditions Precedent. There must be no conditions precedent to the potential Qualified Bidder’s ability to enter into a fully enforceable, definitive stock purchase agreement; all necessary internal and shareholder approvals must have been obtained prior to the Bid Deadline; and there must be no conditions precedent (due diligence, financing or otherwise) to the closing of the Sale other than the conditions precedent set forth in the Stalking Horse Bidder’s Purchase Agreement.

f.  Financing Commitment. The potential Qualified Bid must include written evidence of the potential Qualified Bidder’s ability and financial wherewithal to consummate the transaction that will allow the Receiver, in consultation with Plaintiff, to make a determination as to the potential Qualified Bidder’s financial and other capabilities to consummate the Sale and the other transactions contemplated by a Bid SPA.

g.  Authorized Agent. The potential Qualified Bid must identify an officer or employee authorized to appear and act on behalf of the potential Qualified Bidder and must disclose the identity of each person and entity that will be acquiring an interest in the Shares or participating in connection with the potential Qualified Bid, including any connections with the Receiver, Plaintiff, Defendants, or their insiders or affiliates.

(A)	Due Diligence. The potential Qualified Bid must include an acknowledgment and representation that the potential Qualified Bidder (i) is not relying and has not relied upon, and the potential Qualified Bidder expressly disclaims reliance on, on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied (by operation of law or otherwise) relating to the Receiver, CFS, Century Bank, the Plaintiff, the Shares, the Defendants, or otherwise in connection with Sale or any other transaction contemplated by its Bid SPA or the completeness of any information provided in connection therewith or with the Auction, other than those made by the Receiver in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, (ii) the potential Qualified Bidder acknowledges and agrees that no Person has been authorized by the Receiver, CFS, Century Bank, the Plaintiff, or the Defendants to make any representation or warranty relating to the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares, or otherwise in connection with the transactions contemplated the Stalking Horse Bidder’s Purchase Agreement, including with respect to the accuracy or completeness of any information regarding the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares furnished or made available to a potential Qualified Bidder, except as set forth in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, and if made, potential Qualified Bidder acknowledges and agrees that such potential Qualified Bidder is not relying on and must not rely on such representation or warranty and (iii) is not entitled and waives any right to assert a claim for any expense reimbursement, breakup fee, or similar type of payment in connection with its due diligence and bid.

h.  Deposit. The potential Qualified Bid must be accompanied by a good-faith deposit in the form of a wire transfer, cashier’s check, or other form of payment acceptable to the Receiver, payable to an escrow agent to be specified by the Receiver (“Escrow Agent”), in an amount equal to $7.25 million (the “Good Faith Deposit”). The amount of the Good Faith Deposit is calculated as 10.0% of $68,000,000, plus the $250,000 overbid amount, plus the Break-Up Fee. All Qualified Bidders, including the Stalking Horse Bidder, shall be required to provide the Good Faith Deposit. The Stalking Horse Bidder shall transfer its Good Faith Deposit to the Escrow Agent on or before the date that is three (3) business days after the Court enters the Bidding Procedures Order.

i.  Adequate Assurance. The Receiver, in consultation with Plaintiff, may evaluate the value of a Qualified Bid, for purposes of comparison with other Qualified Bids or otherwise, based upon any and all pertinent factors, including, among other things: (a) the risks and timing associated with consummating the transaction with the Qualified Bidder, including without limitation the financial condition of such Qualified Bidder; (b) any proposed modifications to the terms set forth in the Stalking Horse Bidder’s Purchase Agreement, including any conditions related to outstanding due diligence (financial, legal, regulatory, or otherwise) or other conditions to closing, and/or the Sale Order; (c) the probability that a timely closing will occur; (d) necessary compliance with all applicable regulatory requirements; and (e) any other factors the Receiver, in consultation with Plaintiff, may deem relevant to the proposed transaction.

49.  The Good Faith Deposits of all Qualified Bidders (including the Stalking Horse Bidder) shall be held by the Escrow Agent. The Good Faith Deposits of all potential Qualified Bidders that are determined not to be Qualified Bidders shall be promptly returned within three (3) business days of the Bid Deadline. The Good Faith Deposits of all Qualified Bidders, other than the Successful Bidder and the Next Best Bidder, shall be returned within three (3) business days after the conclusion of the Sale Hearing (defined below). The Good Faith Deposit of the Next Best Bidder shall be returned within three (3) business days after the consummation of the transaction with the Successful Bidder. If a Successful Bidder fails to consummate an approved transaction because of a breach or failure to perform on the part of such Successful Bidder, such Successful Bidder’s Good Faith Deposit shall be forfeited to the Receiver. Any disputes with respect to the Good Faith Deposits shall be resolved by the Court.

50.  If more than one Qualified Bid has been received, the Receiver will conduct an auction (the “Auction”) for the Sale of the Shares. The Auction will take place on [July XX, 2026 at 9:00 am] (prevailing Arizona Time) at the offices Dorsey & Whitney, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona, or such later time or such other place as the Receiver, in consultation with Plaintiff, may designate in a subsequent notice to all Qualified Bidders and Bid Recipients. The Auction may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Auction. The following procedures shall govern the Auction:

a.  Participation. Only the Stalking Horse Bidder and other Qualified Bidders will be eligible to bid at the Auction. Representatives of the following parties in interest shall be entitled to attend and observe the Auction, as well as to meet and confer with the Receiver and its professionals with respect to the Sale, the Auction, any Qualified Bid, and other matters described herein requiring consultation by the Receiver and Plaintiff: the Receiver and its professionals, Plaintiff and its professionals, and CFS and its professionals.

b.  Anti-Collusion. Each Qualified Bidder may be required to confirm at the commencement of, and from time to time during the Auction, that it has not engaged in any collusive behavior with respect to the sale of the Shares, the bidding, or the Auction. The Auction will be conducted openly, with the proceedings being transcribed and each Qualified Bidder being informed of the terms of the previous bid.

c.  Bidding. The bidding shall start at the amount offered in the highest or otherwise best Qualified Bid, as determined and announced by the Receiver, in consultation with Plaintiff. After an Initial Overbid is received, the bidding will continue thereafter in cash increments of at least $250,000 (the “Overbid Increments”) until the bidding ceases; provided, however, that the Stalking Horse Bidder shall receive a credit in the amount of the Break-Up Fee in connection with any bid that it submits.

d.  Successful Bid. Prior to the conclusion of the Auction, the Receiver, in consultation with Plaintiff, will (a) review the last Qualified Bid each of the Qualified Bidders made at the Auction on the basis of financial and contractual terms and other factors relevant to the sale process, including those described in Paragraph 30 above, (b) determine the highest or otherwise best Qualified Bid or combination of Qualified Bids for the Shares at the Auction (the “Successful Bid”), and (c) notify all Qualified Bidders at the Auction of the name of the person(s) that submitted the Successful Bid (“Successful Bidder”). Promptly after the conclusion of the Auction, the Successful Bidder shall complete and execute all agreements, contracts, instruments or other documents evidencing and containing the terms and conditions upon which the Successful Bid was made, including a stock purchase agreement (the “Successful Bid SPA”). The Receiver will present the Successful Bid, and the Successful Bid SPA, to the Court for approval at the Sale Hearing.

e.  Next Best Bid. After determining the Successful Bid, the Receiver may, in consultation with Plaintiff, determine which Qualified Bid is the next highest or otherwise best bid (the “Next Best Bid”). The Receiver will present the Next Best Bid to the Court for approval at the Sale Hearing. If the Successful Bidder does not close the transaction by the date set forth in the Successful Bid, then the Receiver shall be authorized to close with the bidder that submitted the Next Best Bid (the “Next Best Bidder”), without further Court order. The Next Best Bidder shall be required to close the transaction by the date set forth in the Next Best Bid or otherwise agreed to by the Receiver, in consultation with Plaintiff, and the Next Best Bidder.

51.  The Court will retain exclusive jurisdiction to interpret the Bidding Procedures and resolve any disputes arising in connection the Bidding Procedures.

52.  The Receiver, in consultation with Plaintiff, may determine in its reasonable discretion which Qualified Bid to present to the Court as the highest or best offer for the Shares; provided, however, that only a Qualified Bid may be presented to the Court for approval. The Receiver, in consultation with Plaintiff, may modify or amend the Bidding Procedures as is reasonably necessary and appropriate to further the Sale in an effort to obtain the highest or otherwise best purchase price, so long as such modifications or amendments are disclosed to each Qualified Bidder.

53.  As soon as practicable following the determination of the Successful Bid, the Receiver shall file a notice with the Court identifying the Successful Bidder and the Next Best Bidder and serve such notice by electronic-mail transmission, or overnight delivery upon the following entities: (i) counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 8501, (henry.robert@dorsey.com and sauer.mckenna@dorsey.com); (ii) counsel for Plaintiff: Ben Reeves, Snell & Wilmer, One East Washington Street, Suite 2700, Phoenix, AZ 85004 (breeves@swlaw.com); counsel for Peters: Nicole Goodwin and Robert Hill, Greenberg Traurig, 2375 E. Camelback Road, Suite 800, Phoenix, AZ 85016 (nicole.goodwin@gtlaw.com and hillro@gtlaw.com); counsel for Defendants Joseph Thompson and Donald A. Gonzales: Janel Marie Glynn and Lindsi Weber, Burgess Law Group, 3131 E. Camelback Rd., Ste. 224, Phoenix, AZ 85016 (janel@theburgesslaw.group.com and lindsi@theburgesslawgroup.com); counsel for Stalking Horse Bidder: Brennan Ryan, Nelson Mullins Riley & Scarborough LLP, 201 17th Street N.W., Suite 1700, Atlanta, GA 30363 (brennan.ryan@nelsonmullins.com); counsel for CFS John C. Leininger, Otteson Shapiro, 4851 LBJ Freeway, Suite 650, Dallas, TX 75244 (jcl@os.law); Securities and Exchange Commission, Office of the Secretary, 100 F Street, N.E., Washington, DC 20549; FDIC, Office of the Secretary, 550 17th Street, NW, Washington, DC 20429; Department of Treasury, Internal Revenue Service, Austin, TX 73301-0002; Tod Blanche, US Department of Justice, 950 Pennsylvania Avenue, NW, Washington, DC 20530-0001; Ryan Ellison, US Attorney for the District of NM, 201 3rd Street NW, Suite 900, Albuquerque, New Mexico 87102; Timothy Courchaine, US Attorney for District of Arizona, Two Renaissance Square 40 N. Central Avenue, Suite 1800, Phoenix, AZ 85004; Raul Torez, Attorney General of New Mexico, 408 Galisteo Street, Villagra Building, Santa Fe, NM 87501; Kris Mayes, Attorney General of AZ, 2005 N Central Ave, Phoenix, AZ 85004-2926; Maggie Toulouse Oliver, Secretary of State New Mexico, 325 Don Gaspar, Suite 300, Santa Fe, NM 87501; Laura Montoya, New Mexico State Treasurer, 2055 South Pacheco Street, Suites 100 & 200, Santa Fe, NM 87505; Rebecca Moore and Mark Sadowski, New Mexico Regulation & Licensing Department, 2550 Cerrillos Road, Santa Fe, NM 87505 (Rebecca.moore@rld.nm.gov and mark.sadowski@rld.nm.gov); The Office of the Federal Register, The National Archives and Records Administration, 8601 Adelphi Road, College Park, MD 20740-6001 (fedreg.legal@nara.gov); and the Receiver will request that counsel for CFS notify all shareholders in CFS. Such notice shall include a copy of (or a link to download) the Bid SPAs of the Successful Bidder and the Next Best Bidder, as modified by their respective bids during the Auction.

54.  The performance of due diligence, the tendering of a bid, the determination that a bid is a Qualified Bid, or the participation of a Qualified Bidder at the Auction shall not entitle a potential Qualified Bidder or a Qualified Bidder to any breakup, termination, or similar fee or reimbursement of expenses, and all potential Qualified Bidders and Qualified Bidders other than the Stalking Horse Bidder waive any right to seek payment of such sums, including any claim for substantial contribution. For the avoidance of doubt, the Stalking Horse Bidder shall be entitled to payment of the Break-Up Fee as set forth in the Bidding Procedures Order and the Stalking Horse Bidder’s Purchase Agreement.

55.  The Sale shall be on an “as is, where is” basis and without representations or warranties by the Receiver, Plaintiff, CFS, Century Bank, Defendants, or their respective agents or representatives, other than as expressly set forth in Article 3 of the Stalking Horse Bidder’s Purchase Agreement. Each potential Qualified Bidder that submits a potential Qualified Bid shall acknowledge and represent that such potential Qualified Bidder (i) is not relying and has not relied upon, and the potential Qualified Bidder expressly disclaims reliance on, on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied (by operation of law or otherwise) relating to the Receiver, CFS, Century Bank, the Plaintiff, the Shares, the Defendants, or otherwise in connection with Sale or any other transaction contemplated by its Bid SPA or the completeness of any information provided in connection therewith or with the Auction, other than those made by the Receiver in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, (ii) the potential Qualified Bidder acknowledges and agrees that no Person has been authorized by the Receiver, CFS, Century Bank, the Plaintiff, or the Defendants to make any representation or warranty relating to the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares, or otherwise in connection with the transactions contemplated the Stalking Horse Bidder’s Purchase Agreement, including with respect to the accuracy or completeness of any information regarding the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares furnished or made available to a potential Qualified Bidder, except as set forth in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, and if made, potential Qualified Bidder acknowledges and agrees that such potential Qualified Bidder is not relying on and must not rely on such representation or warranty and (iii) is not entitled and waives any right to assert a claim for any expense reimbursement, breakup fee, or similar type of payment in connection with its due diligence and bid.

VI.	NOTICE OF SALE HEARING

56.  As noted above, the Receiver proposes that the Auction take place on [DATE]. The Receiver proposes that the Sale Hearing occur on [DATE]. The Receiver proposes that objections, if any, to the entry of the Sale Order be filed on or before 12:00 noon (prevailing Arizona time) on [DATE].

57.  The Receiver requests that the Court approve the manner and form of notice of the Bidding Procedures and related issues by entering the Bidding Procedures Order. The Receiver proposes to serve a Notice of Auction and Hearing to Consider Approval of the Sale of the Shares Procedures Related Thereto, the form of which is attached to the Bidding Procedures Order as Annex 1, on all interested parties, including the following, within three (3) Business Days from the date of entry of the Bidding Procedures Order:

a.	Plaintiff and its counsel;

b.	Defendants and their counsel;

c.	CFS and its counsel;

d.	All entities that executed Addendum A to the Protective Order with the Receiver in connection with a potential acquisition of the Shares or that the Receiver believes may have an interest in bidding;

e.	The Stalking Horse Bidder and its counsel;

f.	Securities and Exchange Commission, Office of the Secretary, 100 F Street, N.E., Washington, DC 20549;

g.	FDIC, Office of the Secretary, 550 17th Street, NW, Washington, DC 20429;

h.	Department of Treasury, Internal Revenue Service, Austin, TX 73301-0002;

i.	Tod Blanche, US Department of Justice, 950 Pennsylvania Avenue, NW, Washington, DC 20530-0001;

j.	Ryan Ellison, US Attorney for the District of NM, 201 3rd Street NW, Suite 900, Albuquerque, New Mexico 87102;

k.	Timothy Courchaine, US Attorney for District of Arizona, Two Renaissance Square 40 N. Central Avenue, Suite 1800, Phoenix, AZ 85004;

l.	Raul Torez, Attorney General of New Mexico, 408 Galisteo Street, Villagra Building, Santa Fe, NM 87501;

m.	Kris Mayes, Attorney General of AZ, 2005 N Central Ave, Phoenix, AZ 85004-2926;

n.	Maggie Toulouse Oliver, Secretary of State New Mexico, 325 Don Gaspar, Suite 300, Santa Fe, NM 87501;

o.	Laura Montoya, New Mexico State Treasurer, 2055 South Pacheco Street, Suites 100 & 200, Santa Fe, NM 87505;

p.	Rebecca Moore and Mark Sadowski, New Mexico Regulation & Licensing Department, 2550 Cerrillos Road, Santa Fe, NM 87505 (Rebecca.moore@rld.nm.gov and mark.sadowski@rld.nm.gov);

q.	The Office of the Federal Register, The National Archives and Records Administration, 8601 Adelphi Road, College Park, MD 20740-6001 (fedreg.legal@nara.gov);

r.	All parties entitled to notice under the Receivership Order (collectively, the “Sale and Bidding Procedures Notice Parties”).

VII.	SALE HEARING

58.  The Successful Bid and the Next Best Bid will be subject to approval by the Court at the Sale Hearing, with the Shares being sold free and clear of all Liens pursuant to the Receivership Order (other than any Liens permitted under the Purchase Agreement, if any), with all such Liens to attach to the proceeds of the Sale of the Shares with the same validity and in the same order of priority as they attached to the Shares prior to the Sale. Upon approval of the Next Best Bid by the Court, the Next Best Bid shall remain open and irrevocable until the earlier of (i) the closing of the Sale or (ii) the date that is 30 days after the Sale Hearing.

VIII.	APPROVAL OF THE BIDDING PROCEDURES AND THE BREAK-UP FEE IS APPROPRIATE.

59.  To compensate the Stalking Horse Bidder for its costs and expenses incurred to date in connection with the proposed transaction, whose bid may be subject to higher or better offers, the Receiver seeks approval of the Break-Up Fee in accordance with Section 8.05 of the Stalking Horse Bidder’s Purchase Agreement. The Break-Up Fee is equal to three percent (3%) of the Initial Purchase Price and shall be payable at closing of the Sale to the Successful Bidder, in the event that the Stalking Horse Bidder is not the Successful Bidder at the Auction or as set forth in the Stalking Horse Bidder’s Purchase Agreement. The Receiver requests that the Court approve the Break-Up Fee in its entirety.

60.  The Receiver and the Stalking Horse Bidder believe that the amount of the Break-Up Fee is reasonable, given the benefit to the Receivership Estate of having a “stalking horse” bidder by virtue of the Stalking Horse Bidder’s Purchase Agreement and the risk to the Stalking Horse Bidder that a third-party offer may ultimately be accepted, and that approval of the Break-Up Fee under the terms of the Stalking Horse Bidder’s Purchase Agreement is necessary to preserve and enhance the value of the Receivership Estate. The Receiver believes that the agreement to pay the Break-Up Fee is necessary to induce the Stalking Horse Bidder to enter into the transactions encompassed by the Stalking Horse Bidder’s Purchase Agreement and thus to enable the Receiver to obtain the highest or otherwise best possible price for the Shares. Furthermore, the Receiver believes that the Break-Up Fee is a fair and reasonable provision under all the circumstances.

61.  Bidding incentives encourage a potential purchaser to invest the requisite time, money, and effort to negotiate with the Receiver and perform the necessary due diligence attendant to the acquisition of the Receivership Estate, despite the inherent risks and uncertainties of the Receivership process. Courts often approve bidding protections in the comparable bankruptcy context where it is shown that “the transaction will further the diverse interests of the debtor, creditors and equity holders, alike.” In re Am. W. Airlines, Inc., 166 B.R. 908, 912 (Bankr. D. Ariz. 1994) (internal quotations omitted) (quoting In re Lionel Corp., 722 F.2d 1063, 1071 (2d Cir. 1983)). In particular, a “reimbursement provision allows significant and fair treatment of a third party bidder.” Id. at 913.

62.  The Bidding Procedures are reasonably calculated to encourage a potential Qualified Bidder to submit a potential Qualified Bid within the range of reasonably anticipated values. For a transaction of this size the Break-Up Fee is both modest and reasonable and will encourage competitive bidding and potentially lead to further competition and the establishment of a baseline against which higher or otherwise better offers can be measured.

WHEREFORE, the Receiver respectfully requests that the Court enter Orders:

(i)  Granting the relief requested herein as set forth in the proposed orders attached hereto as Exhibit 1 and 2; and

(ii)  Granting such other and further relief as the Court deems just and proper under the circumstances of these cases.

RESPECTFULLY SUBMITTED this XX day of June, 2026.

DORSEY & WHITNEY LLP

By:	/s/ Robert A. Henry
Robert A. Henry
W. Scott Jenkins, Jr.
C. McKenna Sauer
Attorneys for Receiver

Exhibit B

EXHIBIT 1

Bidding Procedures Order

DORSEY & WHITNEY LLP

2325 East Camelback Road, Suite 900

Phoenix, AZ 85016

Telephone: 602.735.2700

Robert A. Henry (#015104)

henry.robert@dorsey.com

W. Scott Jenkins, Jr. (#021841)

jenkins.scott@dorsey.com

C. McKenna Sauer (#039603)

sauer.mckenna@dorsey.com

Attorneys for Receiver

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF ARIZONA

KS StateBank Corporation, a Kansas banking corporation, Plaintiff, v. Kathleen K. Peters and Gerald P. Peters, et al. Defendants.[1]

No. CV-25-02576-PHX-ROS

ORDER (A) APPROVING BIDDING PROCEDURES, (B) DESIGNATING A STALKING HORSE BIDDER AND APPROVING BID PROTECTIONS, (C) SCHEDULING AN AUCTION AND SALE HEARING, AND (D) GRANTING RELATED RELIEF

I.  This matter comes before the Court pursuant to the Receiver’s Motion for Orders (A) Approving Bidding Procedures, (B) Designating a Stalking Horse Bidder and Approving Bid Protections, (C) Scheduling an Auction and Sale Hearing, (D) Approving Sale of Shares, and (E) Granting Related Relief (the “Motion”)2 filed by MCA Financial Group, and specifically Keith Bierman, acting in its capacity as the court-appointed receiver in this matter (the “Receiver”). The Court having subject matter jurisdiction pursuant to 28 U.S.C. § 1332; venue being proper pursuant to 28 U.S.C. § 1391; due and proper notice having been provided to (i) counsel to Plaintiff, (ii) counsel to the Stalking Horse Bidder, (iii) counsel to CFS, (iv) counsel to Defendants, (v) potential bidders participating in the Sale and (vi) all federal, state, and local regulatory or taxing authorities which are reasonably ascertainable by Receiver to have a known interest in the Shares3; and no other or further notice needing to be provided; the relief requested being in the best interests of the Receivership Estate, and the parties to this case; and the Court having reviewed the Motion and having heard the statements and considered the evidence in support of the relief requested therein at a hearing before the Court (the “Hearing”); and the Court having determined the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings held before the Court; after due deliberation and sufficient cause appearing therefor.

1 The Defendants in this action are Kathleen K. Peters and Gerald P. Peters III, individually and as wife and husband, and Kathleen K. Peters and Gerald P. Peters III, as Trustees of The Kathleen K. Peters and Gerald P. Peters III Revocable Trust; Joseph Thompson, as Trustee for (1) The Soren G. Peters 2012, (2) The Devin B.A. Peters 2012 Trust, and (3) The Krista N.A. Peters 2012 Trust; and Donald A. Gonzales, as Trustee for The Erica B. Peters 2012 Trust; Fictitious Business Entities I-X; and John Does I-X.

2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

3 For example: Securities and Exchange Commission; FDIC; Department of Treasury, Internal Revenue Service; Tod Blanche, US Department of Justice; Ryan Ellison, US Attorney for the District of NM; Timothy Courchaine, US Attorney for District of Arizona; Raul Torez, Attorney General of New Mexico; Kris Mayes, Attorney General of AZ; Maggie Toulouse Oliver, Secretary of State New Mexico; Laura Montoya, New Mexico State Treasurer; and Rebecca Moore and Mark Sadowski, New Mexico Regulation & Licensing Department.

IT IS HEREBY FOUND AND DETERMINED THAT:

A.  The Court has jurisdiction over this matter and the property pursuant to 28 U.S.C. § 1332. Venue of this case and the Motion is proper pursuant to 28 U.S.C. § 1391.

B.  The Receiver has properly filed and noticed the Motion as to the relief to be granted pursuant to this Bidding Procedures Order. The issuance and immediate effectiveness of this Bidding Procedures Order as of the date hereof is supported by evidence of compelling business justifications and other circumstances demonstrating that the relief is necessary to prevent immediate and irreparable harm to the Receivership Estate.

C.  Good and sufficient notice of the relief sought in the Motion has been given and no further notice is required, except as set forth in the Bidding Procedures with respect to the Auction and the Sale Hearing. A reasonable opportunity to object or to be heard regarding the relief granted herein was afforded to all interested persons and entities.

D.  The Receiver has articulated good and sufficient reasons for granting the Motion to the extent provided herein, including approving the Bidding Procedures and Break-Up Fee, and scheduling an Auction and Hearing.

E.  The Bidding Procedures were negotiated in good faith and at arm’s length, are reasonable and appropriate, and represent the best method for maximizing the return for the Shares.

F.  The Stalking Horse Bidder has expended, and will likely continue to expend, considerable time, money and energy pursuing the purchase of the Shares and has engaged in extended arm’s-length and good-faith negotiations over the terms and conditions of the Stalking-Horse Bidder’s Purchase Agreement and the Bidding Procedures.

G.  Recognizing this expenditure of time, energy, and resources, the Receiver has agreed to pay the Break-Up Fee to the Stalking Horse Bidder in accordance with Section 8.05 of the Stalking-Horse Bidder’s Purchase Agreement. The Break-Up Fee is (i) an actual and necessary cost and expense of preserving the Receivership Estate; (ii) commensurate to the real and substantial benefit conferred upon the Receivership Estate by the Stalking Horse Bidder; (iii) reasonable and appropriate in light of the size and nature of the proposed sale, comparable transactions, the commitments that have been made, and the efforts that have been and will be expended by the Stalking Horse Bidder; and (iv) necessary to induce the Stalking Horse Bidder to continue to pursue the purchase of the Shares.

H.  The Receiver has demonstrated a sound business justification for authorizing the payment of the Break-Up Fee to the Stalking Horse Bidder under the terms set forth herein. The Break-Up Fee has been negotiated at arm’s length and is reasonable under the circumstances.

THEREFORE IT IS HEREBY ORDERED THAT:

1.  The Bidding Procedures attached hereto as Annex 1 are hereby authorized and approved.

2.  The form and sufficiency of the Auction and Hearing Notice attached hereto as Annex 2 is approved.

3.  The form and sufficiency of the Auction Results Notice attached hereto as Annex 3 is approved.

4.  The Break-Up Fee is approved in its entirety as set forth in the Motion or as modified by the Bidding Procedures annexed hereto as Annex 1. The Receiver may pay the Break-Up Fee to the Stalking Horse Bidder as set forth in the Stalking Horse Bidder’s Purchase Agreement.

5.  Objections, if any, to the Sale of the Shares shall: (i) be in writing; (ii) specify with particularity the basis of the objection; and (iii) be filed with the Court and simultaneously served (email service being sufficient) on: (a) counsel for the Receiver, (b) counsel for Plaintiff, (c) counsel for Defendants, (d) counsel for the Stalking Horse Bidder, and (e) any other party requesting notice in this case, so that it is actually received by each of the foregoing parties by 12:00 noon (prevailing Arizona Time) on July XX, 2026 (the “Objection Deadline”).

6.  In the event the Receiver selects a Successful Bidder or Next Best Bidder other than the Stalking Horse Bidder at the Auction, the objection deadline solely with respect to the Receiver’s choice of such alternative bidder(s) will be July XX, 2026, at the time of the Sale Hearing.

7.  The Court shall conduct the Sale Hearing and consider any unresolved objections to the Sale on July XX, 2026 at _:_ _.m. (prevailing Arizona Time) or at such other time ordered by the Court.

8.  This Court shall retain exclusive jurisdiction over any matter or dispute relating to the sale of the Shares, Break-Up Fee, the Stalking-Horse Bidder’s Purchase Agreement, the Bidding Procedures, the Sale Hearing, the Auction, the Successful Bid and its respective Bid SPA, the Next Best Bid and its respective Bid SPA, and/or any other matter that in any way relates to the foregoing.

9.  The terms and conditions of this Bidding Procedures Order shall be immediately effective and enforceable upon its entry, and no automatic stay of execution shall apply to this Bidding Procedures Order.

Exhibit B

ANNEX 1 TO THE BIDDING PROCEDURES ORDER

Bidding Procedures

BIDDING PROCEDURES

I.	GENERAL

These Bidding Procedures (the “Bidding Procedures”) are to be employed with respect to the sale (the “Sale”) of certain shares of capital stock (the “Shares”) of CFS, a bank holding company that owns certain shares of Century Bank, a New Mexico chartered FDIC insured bank, which Shares are subject to the Receivership Order. MCA Financial Group, and specifically Keith Bierman, is the court-appointed receiver over the Receivership Estate. The terms and conditions upon which the Receiver contemplates consummating a sale are set forth in the Stock Purchase Agreement dated June __, 2026 (the “Stalking Horse Bidder’s Purchase Agreement”) entered into between the Receiver, solely in its capacity as court-appointed receiver, and Bank7 Corp. (the “Stalking Horse Bidder”). The Receiver has filed the Receiver’s Motion for Orders (A) Approving Bidding Procedures, (B) Designating a Stalking Horse Bidder and Approving Bid Protections, (C) Scheduling an Auction and Sale Hearing, (D) Approving Sale of Shares, and (E) Granting Related Relief (the “Motion”)1 with the Court seeking approval of the sale of the Shares free and clear of liens, claims, encumbrances, and other interests. The Stalking Horse Bidder’s Purchase Agreement provides for a breakup fee equal to three percent (3%) of the Initial Purchase Price (the “Break-Up Fee”) in the event that either the Stalking Horse Bidder is not the Successful Bidder (defined below) or as set forth in the Stalking Horse Bidder’s Purchase Agreement.

The Sale is subject to competitive bidding as set forth herein and approval by the Court pursuant to the Receivership Order. These Bidding Procedures are outlined in the Motion. On or about ___________, 2026, pursuant to the Motion, the Court entered an Order (A) Approving Bidding Procedures, (B) Designating a Stalking Horse Bidder and Approving Bid Protections, (C) Scheduling an Auction and Sale Hearing, and (D) Granting Related Relief (the “Bidding Procedures Order”) authorizing the implementation of these Bidding Procedures.

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

At the Sale Hearing scheduled to take place on July XX, 2026 at ___ __.m. (Arizona Time), the Receiver will seek approval of Sale to the Qualified Bidder (defined below) that submits the highest or otherwise best offer for the Shares pursuant to these Bidding Procedures.

II.	MARKETING BY THE RECEIVER

The Receiver, in consultation with Plaintiff, shall (a) coordinate the efforts of potential Qualified Bidders in conducting their respective due diligence, (b) evaluate potential Qualified Bids, (c) subject to the receipt of more than one Qualified Bid, conduct an auction (the “Auction”), and (d) make such other determinations as are provided in these Bidding Procedures. Neither the Receiver nor its representatives shall be obligated to furnish any information of any kind whatsoever related to the Shares, or any portion thereof, to any person who is not, in the Receiver’s reasonable judgment, in consultation with Plaintiff, a potential Qualified Bidder.

III.	BID DEADLINE

A potential Qualified Bidder that desires to make a bid shall deliver the documents and information described in Section V below by email to: (i) counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 8501, (henry.robert@dorsey.com and sauer.mckenna@dorsey.com); (ii) counsel for CFS, John C. Leininger, Otteson Shapiro, 4851 LBJ Freeway, Suite 650, Dallas, TX 75244 (jcl@os.law) and (iii) counsel for Plaintiff: Ben Reeves, Snell & Wilmer, One East Washington Street, Suite 2700, Phoenix, AZ 85004 (breeves@swlaw.com); so as to be actually received on or before July XX, 2026 at 12:00 noon (prevailing Arizona Time) (the “Bid Deadline”). Counsel for the Receiver shall provide written notice to counsel for the Stalking Horse Bidder upon the designation of any other party as a Qualified Biffer (as defined below).

IV.	DUE DILIGENCE

Subject to a potential Qualified Bidder entering into the Agreement attached as Exhibit “A” to the Protective Order (available at Doc. 42) to be bound by the Protective Order, the Receiver may afford any potential Qualified Bidder that the Receiver, in consultation with Plaintiff, believes has the wherewithal to close the Sale, the opportunity to conduct a reasonable due diligence review of the materials in the Receiver’s possession that relate to the Shares. The Receiver shall ensure that all potential Qualified Bidders, including the Stalking Horse Bidder, are provided with the same due diligence access by means of an electronic data site to be made available to all potential Qualified Bidders. The Receiver shall not be obligated to furnish access to any due diligence information of any kind after the Bid Deadline. The Receiver intends to use reasonable efforts to provide to all potential Qualified Bidders, including without limitation, the Stalking Horse Bidder, equal access to certain information in connection with the proposed, including, among other things, the proposed Bidding Procedures and the Stalking Horse Bidder’s Purchaser Agreement, but the failure to deliver any such information to any potential Qualified Bidder shall not affect the validity, effectiveness, or finality of the Auction (as defined below) or the sale process. All diligence inquiries must be directed to counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 85016 (henry.robert@dorsey.com and sauer.mckenna@dorsey.com).

V.	REQUIREMENTS FOR QUALIFIED BIDS

A bid (a “potential Qualified Bid”) will be considered a qualified bid (a “Qualified Bid”) and a bidder (a “potential Qualified Bidder”) will be considered a qualified bidder (“Qualified Bidder”) only if the potential Qualified Bid and the Qualified Bid Bidder (as applicable) satisfy all of the following requirements:

(B)	The potential Qualified Bid must include, in the form of an executed stock purchase agreement (including all exhibits and schedules thereto) (“Bid SPA”), an offer to purchase the Shares.

(C)	The potential Qualified Bidder must also submit a “blacklined” or otherwise marked copy of the Bid SPA reflecting the differences between its respective Bid SPA and the Stalking Horse Bidder’s Purchase Agreement, as well as any proposed changes to the Sale Order.

(D)	The potential Qualified Bidder shall have executed the Agreement attached as Exhibit “A” to the Protective Order (available at Doc. 42) to be bound by the Protective Order.

(E)	The Bid SPA must provide for payment in cash at closing for all of the Shares as follows: an initial minimum amount equal to the sum of at least: the Initial Purchase Price, plus the Break-Up Fee, plus an overbid amount of $250,000 (collectively, the “Initial Overbid Amount”).

(F)	The potential Qualified Bid must include a signed writing that such potential Qualified Bid is irrevocable until the selection of the Successful Bidder; provided, that if such potential Qualified Bidder is selected as the Successful Bidder, such potential Qualified Bid (as a Qualified Bid) shall remain irrevocable until the earlier of the closing or the date on which the Court denies approval of the sale to the Successful Bidder; and provided further, that if the potential Qualified Bidder is selected as the Next Best Bidder (as defined below), such potential Qualified Bid (as a Qualified Bid) shall remain irrevocable until the earlier of (i) the closing of the sale to the Successful Bidder, or (ii) the date that is thirty (30) days after the Sale Hearing.

(G)	There must be no conditions precedent to the potential Qualified Bidder’s ability to enter into its Bid SPA; all necessary internal and shareholder approvals must have been obtained prior to the Bid Deadline; and there must be no conditions precedent (due diligence, financing or otherwise) to the closing of Sale other than the conditions precedent set forth in the Stalking Horse Bidder’s Purchase Agreement.

(H)	The potential Qualified Bid must include evidence of the potential Qualified Bidder’s ability and financial wherewithal to consummate the Sale, that will allow the Receiver, in consultation with Plaintiff, to make a determination as to the potential Qualified Bidder’s financial and other capabilities to consummate Sale contemplated by the Bid SPA.

(I)	The potential Qualified Bid must identify an officer or employee who is authorized to appear and act on behalf of the potential Qualified Bidder and must disclose the identity of each person and entity that will be acquiring an interest in the Shares or participating in connection with the bid, including any connections with the Defendants or their insiders or affiliates.

(J)	The potential Qualified Bid must include an acknowledgement and representation that the potential Qualified Bidder (i) is not relying and has not relied upon, and the potential Qualified Bidder expressly disclaims reliance on, on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied (by operation of law or otherwise) relating to the Receiver, CFS, Century Bank, the Plaintiff, the Shares, the Defendants, or otherwise in connection with Sale or any other transaction contemplated by its Bid SPA or the completeness of any information provided in connection therewith or with the Auction, other than those made by the Receiver in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, (ii) the potential Qualified Bidder acknowledges and agrees that no Person has been authorized by the Receiver, CFS, Century Bank, the Plaintiff, or the Defendants to make any representation or warranty relating to the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares, or otherwise in connection with the transactions contemplated the Stalking Horse Bidder’s Purchase Agreement, including with respect to the accuracy or completeness of any information regarding the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares furnished or made available to a potential Qualified Bidder, except as set forth in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, and if made, potential Qualified Bidder acknowledges and agrees that such potential Qualified Bidder is not relying on and must not rely on such representation or warranty and (iii) is not entitled and waives any right to assert a claim for any expense reimbursement, breakup fee, or similar type of payment in connection with its due diligence and bid.

(K)	The potential Qualified Bid must be accompanied by a good-faith deposit in the form of a wire transfer, cashier’s check, or other form of payment acceptable to the Receiver, payable to an escrow agent to be specified by the Receiver (“Escrow Agent”), in an amount equal $7,250,000.00 “Good Faith Deposit”). The Stalking Horse Bidder shall transfer its Good Faith Deposit to the Escrow Agent on or before the date that is three (3) business days after the Court’s enters the Bidding Procedures Order.

(L)	The potential Qualified Bid must be received by the Bid Recipients prior to the Bid Deadline.

(M)	The potential Qualified Bid must provide the contact information, including an email address, whereby the Receiver may communicate electronically with the potential Qualified Bidder for, among other things, notification of the time, date, and location of the Auction.

The Receiver and its professionals and advisor, in consultation with Plaintiff, will review each potential Qualified Bid received from a potential Qualified Bidder to ensure that both the potential Qualified Bid and the potential Qualified Bidder meet the requirements set forth above. Promptly following its determination of which potential Qualified Bid are Qualified Bids and which potential Qualified Bidders are Qualified Bidders, the Receiver shall distribute copies of each Qualified Bid (excluding confidential financial information) to each other Qualified Bidder and Plaintiff.

VI.	EVALUATION OF QUALIFIED BIDS.

The Receiver, in consultation with Plaintiff, may evaluate the value of a Qualified Bid, for purposes of comparison with other Qualified Bids or otherwise, based on any and all pertinent factors, including, among other things: (a) the proposed purchase price of the Shares set forth in the Qualified Bid; (b) the risks and timing associated with consummating the Sale with the Qualified Bidder, including without limitation the financial condition of such Qualified Bidder; (c) any proposed modifications to the terms set forth in the Stalking Horse Bidders Purchase Agreement, including any conditions related to outstanding due diligence (financial, legal, regulatory, or otherwise) or other conditions to closing, and/or the Sale Order; (d) the probability that a timely closing will occur; and (e) any other factors the Receiver, in consultation with Plaintiff, may deem relevant to the proposed transaction.

VII.	DEPOSITS

The Good Faith Deposits of all Qualified Bidders shall be held by the Escrow Agent. The Good Faith Deposits of all potential Qualified Bidders that are determined not to be Qualified Bidders shall be promptly returned within three (3) business days of the Bid Deadline. The Good Faith Deposits of all Qualified Bidders, other than the Successful Bidder and the Next Best Bidder, shall be returned within three (3) business days after the conclusion of the Sale Hearing (defined below). The Good Faith Deposit of the Next Best Bidder shall be returned within three (3) business days after the consummation of the transaction with the Successful Bidder. If a Successful Bidder fails to consummate a Sale pursuant to the terms of the Stalking Horse Bidder Purchase Agreement or Bid SPA, as applicable, because of a breach or failure to perform on the part of such Successful Bidder, such Successful Bidder’s Good Faith Deposit shall be forfeited to the Receiver. Any disputes with respect to Good Faith Deposits shall be resolved by the Court.

VIII.	AUCTION

If more than one Qualified Bid has been received, the Receiver will conduct an auction (“Auction”) for the Sale. The Auction will take place on July XX, 2026 at 9:00 a.m. (prevailing Arizona Time) at the offices of Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona, or such later time or such other place as the Receiver, in consultation with Plaintiff, may designate in a subsequent notice to all Qualified Bidders and Bid Recipients. The Auction may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Auction.

Only the Stalking Horse Bidder and other Qualified Bidders will be eligible to participate in the Auction. Representatives of the following parties in interest shall be entitled to attend and observe the Auction, as well as to meet and confer with the Receiver and its professionals and advisors with respect to the Sale, the Auction, any Qualified Bid, and other matters described herein requiring consultation by the Receiver with Plaintiff: the Receiver and its professionals and advisors , Plaintiff and its professionals and advisors, and CFS and its professionals and advisors.

Each Qualified Bidder may be required to confirm at the commencement of, and from time to time during the Auction, that it has not engaged in any collusive behavior with respect to the Sale, the bidding, or the Auction. The Auction will be conducted openly, with the proceedings being transcribed and each Qualified Bidder being informed of the terms of the previous bid.

The bidding shall start at the amount offered in the highest or otherwise best Qualified Bid, as determined and announced by the Receiver in consultation with Plaintiff (the “Initial Bid”). The Qualified Bidders will have the opportunity to increase their bid over the Initial Bid in cash increments of at least $250,000.00 (the “Overbid Increments”) until the bidding ceases; provided, however, that the Stalking Horse Bidder shall receive a credit in the amount of the Break-Up Fee in connection with any bid that it submits.

Prior to the conclusion of the Auction, the Receiver, in consultation with Plaintiffs, will (a) review the last Qualified Bid each of the Qualified Bidders made at the Auction on the basis of financial and contractual terms and other factors relevant to the sale process, including those identified above, (b) determine the highest or otherwise best Qualified Bid or combination of Qualified Bids for the Shares at the Auction (the “Successful Bid”), and (c) notify all Qualified Bidders at the Auction of the name of the person(s) that submitted the Successful Bid (“Successful Bidder”). Promptly after the conclusion of the Auction, the Successful Bidder shall complete and execute all agreements, contracts, instruments or other documents evidencing and containing the terms and conditions upon which the Successful Bid was made, including a stock purchase agreement (the “Successful Bid SPA”). The Receiver will present the Successful Bid, and the Successful Bid SPA, to the Court for approval at the Sale Hearing.

After determining the Successful Bid, the Receiver may, in consultation with Plaintiff, determine which Qualified Bid is the next highest or otherwise best bid (the “Next Best Bid”). The Receiver will present the Next Best Bid to the Court for approval at the Sale Hearing. If the Successful Bidder does not close the transaction by the date set forth in the Successful Bid, then the Receiver shall be authorized to close with the bidder that submitted the Next Best Bid (“Next Best Bidder”), without further Court order. The Next Best Bidder shall be required to close the transaction by the date set forth in the Next Best Bid or otherwise agreed to by the Receiver, in consultation with Plaintiff, and the Next Best Bidder.

All bidders at the Auction shall be deemed to have consented to the Bidding Procedures and to the jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction, the Sale, and the construction and enforcement of the applicable Successful Bid.

As soon as practicable following the determination of the Successful Bid, the Receiver shall file a notice with the Court identifying the Successful Bidder and the Next Best Bidder and serve such notice by electronic-mail transmission or overnight delivery on the following entities: (i) counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 8501, (henry.robert@dorsey.com and sauer.mckenna@dorsey.com); (ii) counsel for Plaintiff: Ben Reeves, Snell & Wilmer, One East Washington Street, Suite 2700, Phoenix, AZ 85004 (breeves@swlaw.com); counsel for Peters: Nicole Goodwin and Robert Hill, Greenberg Traurig, 2375 E. Camelback Road, Suite 800, Phoenix, AZ 85016 (nicole.goodwin@gtlaw.com and hillro@gtlaw.com); counsel for Defendants Joseph Thompson and Donald A. Gonzales: Janel Marie Glynn and Lindsi Weber, Burgess Law Group, 3131 E. Camelback Rd., Ste. 224, Phoenix, AZ 85016 (janel@theburgesslaw.group.com and lindsi@theburgesslawgroup.com); counsel for Stalking Horse Bidder: Brennan Ryan and Crystal Huffman, Nelson Mullins Riley & Scarborough LLP, 201 17th Street N.W., Suite 1700, Atlanta, GA 30363 (brennan.ryan@nelsonmullins.com and crystal.huffman@nelsonmullins.com); counsel for CFS John C. Leininger, Otteson Shapiro, 4851 LBJ Freeway, Suite 650, Dallas, TX 75244 (jcl@os.law); Securities and Exchange Commission, Office of the Secretary, 100 F Street, N.E., Washington, DC 20549; FDIC, Office of the Secretary, 550 17th Street, NW, Washington, DC 20429; Department of Treasury, Internal Revenue Service, Austin, TX 73301-0002; Tod Blanche, US Department of Justice, 950 Pennsylvania Avenue, NW, Washington, DC 20530-0001; Ryan Ellison, US Attorney for the District of NM, 201 3rd Street NW, Suite 900, Albuquerque, New Mexico 87102; Timothy Courchaine, US Attorney for District of Arizona, Two Renaissance Square 40 N. Central Avenue, Suite 1800, Phoenix, AZ 85004; Raul Torez, Attorney General of New Mexico, 408 Galisteo Street, Villagra Building, Santa Fe, NM 87501; Kris Mayes, Attorney General of AZ, 2005 N Central Ave, Phoenix, AZ 85004-2926; Maggie Toulouse Oliver, Secretary of State New Mexico, 325 Don Gaspar, Suite 300, Santa Fe, NM 87501; Laura Montoya, New Mexico State Treasurer, 2055 South Pacheco Street, Suites 100 & 200, Santa Fe, NM 87505; Rebecca Moore and Mark Sadowski, New Mexico Regulation & Licensing Department, 2550 Cerrillos Road, Santa Fe, NM 87505 (Rebecca.moore@rld.nm.gov and mark.sadowski@rld.nm.gov); The Office of the Federal Register, The National Archives and Records Administration, 8601 Adelphi Road, College Park, MD 20740-6001 (fedreg.legal@nara.gov); and the Receiver will request that counsel for CFS notify all shareholders in CFS. Such notice shall include the following documents and information (or provide a link thereto): (i) the Bid SPA submitted by the Successful Bidder and Bid SPA submitted by the Next Best Bidder, as modified by their respective bids during the Auction (each an “Execution Version Bid SPA”); and (ii) the deadline by which parties must object to the selection of the Successful Bidder or the Next Best Bidder.

IX.	MODIFICATION/RESERVATION OF RIGHTS

The Receiver, in consultation with Plaintiff, may determine in its reasonable discretion which Qualified Bid(s) to present to the Court as the highest or best offer for the Shares; provided, however, that only a Qualified Bid may be presented to the Court for approval. Further, the Receiver, in consultation with Plaintiff, may may modify or amend the Bidding Procedures as is reasonably necessary and appropriate to further the Sale in an effort to get highest or otherwise best price, so long as they are disclosed to each Qualified Bidder.

X.	NO ENTITLEMENT TO FEES FOR POTENTIAL BIDDERS OR QUALIFIED BIDDERS

The performance of due diligence, the tendering of a bid, the determination that a bid is a Qualified Bid or the participation of a Qualified Bidder at the Auction shall not entitle a potential Qualified Bidder or a Qualified Bidder to any breakup, termination or similar fee or reimbursement of expenses, and all potential Qualified Bidders and Qualified Bidders waive any right to seek payment of such sums. Notwithstanding the foregoing, the Stalking Horse Bidder shall be entitled to payment of the Break-Up Fee as provided in the Stalking Horse Bidder’s Purchase Agreement and the Bidding Procedures Order.

XI.	AS IS. WHERE IS.

The sale shall be on an “as is, where is” basis and without representations or warranties by the Receiver, Plaintiff, Defendants, CFS, Century Bank, or their respective agents or representatives, other than as expressly set forth in Article 3 of the Stalking Horse Bidder’s Purchase Agreement. Each potential Qualified Bidder that submits a bid shall acknowledge and represent that it (i) is not relying and has not relied upon, and the potential Qualified Bidder expressly disclaims reliance on, on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied (by operation of law or otherwise) relating to the Receiver, CFS, Century Bank, the Plaintiff, the Shares, the Defendants, or otherwise in connection with Sale or any other transaction contemplated by its Bid SPA or the completeness of any information provided in connection therewith or with the Auction, other than those made by the Receiver in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, (ii) the potential Qualified Bidder acknowledges and agrees that no Person has been authorized by the Receiver, CFS, Century Bank, the Plaintiff, or the Defendants to make any representation or warranty relating to the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares, or otherwise in connection with the transactions contemplated the Stalking Horse Bidder’s Purchase Agreement, including with respect to the accuracy or completeness of any information regarding the Receiver, CFS, Century Bank, the Plaintiff, the Defendant, or the Shares furnished or made available to a potential Qualified Bidder, except as set forth in Article 3 of the Stalking Horse Bidder’s Purchase Agreement, and if made, potential Qualified Bidder acknowledges and agrees that such potential Qualified Bidder is not relying on and must not rely on such representation or warranty and (iii) is not entitled and waives any right to assert a claim for any expense reimbursement, breakup fee, or similar type of payment in connection with its due diligence and bid.

XII.	SALE HEARING

The Sale and the Execution Version Bid SPA of the Successful Bidder and the Next Best Bidder shall be presented for authorization and approval by the Court at the Sale Hearing, which will be held before the Honorable Roslyn O. Silver in Courtroom 624 of the United States District Court of the District of Arizona, 401 W. Washington Street, SPC 59 Phoenix, Arizona, on July XX, 2026 at_.m. (prevailing Arizona Time). The Sale Hearing may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Sale Hearing.

ANNEX 2 TO THE BIDDING PROCEDURES ORDER

Auction and Hearing Notice

Exhibit B

DORSEY & WHITNEY LLP

2325 East Camelback Road, Suite 900

Phoenix, AZ 85016

Telephone: 602.735.2700

Robert A. Henry (#015104)

henry.robert@dorsey.com

W. Scott Jenkins, Jr. (#021841)

jenkins.scott@dorsey.com

C. McKenna Sauer (#039603)

sauer.mckenna@dorsey.com

Attorneys for Receiver

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF ARIZONA

KS StateBank Corporation, a Kansas banking corporation, Plaintiff, v. Kathleen K. Peters and Gerald P. Peters, et al. Defendants.[1]	No. CV-25-02576-PHX-ROS NOTICE OF AUCTION AND HEARING TO CONSIDER APPROVAL OF THE SALE OF SHARES AND PROCEDURES RELATED THERETO

PLEASE TAKE NOTICE THAT:

1.  Introduction. On July __, 2026, the United States District Court for the District of Arizona (the “Court”), upon the Receiver’s Motion for Orders (A) Approving Bidding Procedures, (B) Designating a Stalking Horse Bidder and Approving Bid Protections, (C) Scheduling an Auction and Sale Hearing, (D) Approving Sale of Shares, and (E) Granting Related Relief (the “Motion”)2 filed by MCA Financial Group, and specifically Keith Bierman, acting in its capacity as the court-appointed receiver in this matter (the “Receiver”), entered an order (the “Bidding Procedures Order”): (a) approving the bidding procedures (the “Bidding Procedures”) with respect to the sale (the “Sale”) of the Shares (the “Shares”); and (b) subject to the receipt of more than one Qualified Bid, scheduling an auction (the “Auction”) for the Sale and a hearing on approval of the Sale (the “Sale Hearing”).

1 The Defendants in this action are Kathleen K. Peters and Gerald P. Peters III, individually and as wife and husband, and Kathleen K. Peters and Gerald P. Peters III, as Trustees of The Kathleen K. Peters and Gerald P. Peters III Revocable Trust; Joseph Thompson, as Trustee for (1) The Soren G. Peters 2012, (2) The Devin B.A. Peters 2012 Trust, and (3) The Krista N.A. Peters 2012 Trust; and Donald A. Gonzales, as Trustee for The Erica B. Peters 2012 Trust; Fictitious Business Entities I-X; and John Does I-X.

2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

2.  Important Dates. The Bankruptcy Court has established the following dates:

Bid Deadline	XX, 2026 at 12:00 noon (prevailing Arizona Time)
Objection Deadline	XX, 2026 at 12:00 noon (prevailing Arizona Time)
Auction	XX, 2026 at 12:00 noon (prevailing Arizona Time)
Supplemental Objection Deadline	At the time of the Sale Hearing
Sale Hearing	XX, 2026 at 12:00 noon (prevailing Arizona Time)

3.  The Purchase Agreement. The Receiver, solely in its capacity as court-appointed receiver, entered into that certain Stock Purchase Agreement (the “Stalking Horse Bidder’s Purchase Agreement”) with Bank7 Corp, and Oklahoma corporation. (the “Stalking Horse Bidder”). As set forth in the Bidding Procedures, the Sale remains subject to competing offers from Qualified Bidders.

4.  Due Diligence. Parties interested in conducting due diligence with respect to the Receivership Estate should contact counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 85016 (henry.robert@dorsey.com and sauer.mckenna@dorsey.com).

5.  Submission of Bids. To participate in the bidding process and to have a bid considered by the Receiver, each potential Qualified Bidder must deliver a written offer or offers satisfying the criteria prescribed in the Bidding Procedures. Each potential Qualified Bid must be delivered in written and electronic form (where available) to: (i) counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E Camelback Road, Suite 900, Phoenix, Arizona 8501, (henry.robert@dorsey.com and sauer.mckenna@dorsey.com); (ii) counsel for CFS, John C. Leininger, Otteson Shapiro, 4851 LBJ Freeway, Suite 650, Dallas, TX 75244 (jcl@os.law); and (iii) counsel for Plaintiff: Ben Reeves, Snell & Wilmer, One East Washington Street, Suite 2700, Phoenix, AZ 85004 (breeves@swlaw.com) so as to actually be received no later than [DATE] at 12:00 noon (prevailing Arizona Time) (the “Bid Deadline”).

6.  Auction. In the event that the Receiver receives more than one Qualified Bid, , the Receiver intends to conduct the Auction. The Auction will take place on July XX, 2026 at 9:00 a.m. (prevailing Arizona Time) at the offices of Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 85016, or such later time or such other place as the Receiver, in consultation with Plaintiff, may designate in a subsequent notice to all Qualified Bidders and Bid Recipients. The Auction may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Auction.

7.  Sale Hearing. The Sale Hearing will be held on July XX, 2026 at ____ __.m. (prevailing Arizona time), before the Honorable Roslyn O. Silver in Courtroom 624 of the United States District Court of the District of Arizona, 401 W. Washington Street, SPC 59 Phoenix, Arizona. At the Sale Hearing, the Receiver will request that the Court enter an order approving the Sale to the Successful Bidder at the Auction (or to the Stalking Horse Bidder in the event the Auction is not held).

8.  Objections. Objections, if any, to the Motion, the distribution of proceeds resulting from the Sale, and any filed supplements thereto, shall: (i) be in writing; (ii) specify with particularity the basis of the objection; and (iii) be filed with the Court and simultaneously served on: counsel for the Receiver: Robert Henry and C. McKenna Sauer, Dorsey & Whitney LLP, 2325 E. Camelback Road, Suite 900, Phoenix, Arizona 8501, (henry.robert@dorsey.com and sauer.mckenna@dorsey.com); counsel for Plaintiff: Ben Reeves, Snell & Wilmer, One East Washington Street, Suite 2700, Phoenix, AZ 85004 (breeves@swlaw.com); counsel for Peters: Nicole Goodwin and Robert Hill, Greenberg Traurig, 2375 E. Camelback Road, Suite 800, Phoenix, AZ 85016 (nicole.goodwin@gtlaw.com and hillro@gtlaw.com); counsel for Defendants Joseph Thompson and Donald A. Gonzales: Janel Marie Glynn and Lindsi Weber, Burgess Law Group, 3131 E. Camelback Rd., Ste. 224, Phoenix, AZ 85016 (janel@theburgesslaw.group.com and lindsi@theburgesslawgroup.com); counsel for Stalking Horse Bidder: Brennan Ryan and Crystal Huffman, Nelson Mullins Riley & Scarborough LLP, 201 17th Street NW, Suite 1700, Atlanta, GA 30363 (brennan.ryan@nelsonmullins.com and crystal.huffman@nelsonmullins.com); counsel for CFS John C. Leininger, Otteson Shapiro, 4851 LBJ Freeway, Suite 650, Dallas, TX 75244 (jcl@os.law); Securities and Exchange Commission, Office of the Secretary, 100 F Street, N.E., Washington, DC 20549; FDIC, Office of the Secretary 550 17th Street, NW, Washington, DC 20429; Department of Treasury, Internal Revenue Service, Austin, TX 73301-0002; Tod Blanche, US Department of Justice, 950 Pennsylvania Avenue, NW, Washington, DC 20530-0001; Ryan Ellison, US Attorney for the District of NM, 201 3rd Street NW, Suite 900, Albuquerque, New Mexico 87102; Timothy Courchaine, US Attorney for District of Arizona, Two Renaissance Square 40 N. Central Avenue, Suite 1800, Phoenix, AZ 85004; Raul Torez, Attorney General of New Mexico, 408 Galisteo Street, Villagra Building, Santa Fe, NM 87501; Kris Mayes, Attorney General of AZ, 2005 N Central Ave, Phoenix, AZ 85004-2926; Maggie Toulouse Oliver, Secretary of State New Mexico, 325 Don Gaspar, Suite 300, Santa Fe, NM 87501; Laura Montoya, New Mexico State Treasurer, 2055 South Pacheco Street, Suites 100 & 200, Santa Fe, NM 87505; Rebecca Moore and Mark Sadowski, New Mexico Regulation & Licensing Department, 2550 Cerrillos Road, Santa Fe, NM 87505 (Rebecca.moore@rld.nm.gov and mark.sadowski@rld.nm.gov); The Office of the Federal Register, The National Archives and Records Administration, 8601 Adelphi Road, College Park, MD 20740-6001 (fedreg.legal@nara.gov); and any other party requesting notice, so as to be actually received by 12:00 noon (prevailing Arizona Time) on July XX, 2026 (the “Objection Deadline”). The Receiver will also request that counsel for CFS notify all shareholders in CFS.

9.  Supplemental Objections. Only in the event the Receiver a Successful Bidder or Next Best Bidder other than the Stalking Horse Bidder at the Auction or the terms of the proposed Sale are modified at the time of the Auction, the Objection Deadline solely with respect to the Receiver’s choice of such alternative Successful Bidder or Next Best Bidder, or the modifications to the terms of the Sale to the Successful Bidder must be filed with the Court at the time of the Sale Hearing on July XX, 2026.

10.  A copy of the Bidding Procedures Order or any other document referenced herein can be obtained upon written request to the undersigned counsel.

ANNEX 3 TO THE BIDDING PROCEDURES ORDER

Auction Results Notice

Exhibit B

DORSEY & WHITNEY LLP

2325 East Camelback Road, Suite 900

Phoenix, AZ 85016

Telephone: 602.735.2700

Robert A. Henry (#015104)

henry.robert@dorsey.com

W. Scott Jenkins, Jr. (#021841)

jenkins.scott@dorsey.com

C. McKenna Sauer (#039603)

sauer.mckenna@dorsey.com

Attorneys for Receiver

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF ARIZONA

KS StateBank Corporation, a Kansas banking corporation, Plaintiff, v. Kathleen K. Peters and Gerald P. Peters, et al. Defendants.[1]	No. CV-25-02576-PHX-ROS NOTICE OF AUCTION RESULTS IN CONNECTION WITH THE SALE OF SHARES

PLEASE TAKE NOTICE THAT:

1.  Introduction. On July __, 2026, the United States District Court for the District of Arizona (the “Court”), upon the Receiver’s Motion for Orders (A) Approving Bidding Procedures, (B) Designating a Stalking Horse Bidder and Approving Bid Protections, (C) Scheduling an Auction and Sale Hearing, (D) Approving Sale of Shares, and (E) Granting Related Relief (the “Motion”)2 filed by MCA Financial Group, and specifically Keith Bierman, in its capacity as the court-appointed receiver in this matter, (the “Receiver”), entered an order (the “Bidding Procedures Order”): (a) approving the Bidding Procedures with respect to the Sale; and (b) subject to the receipt of more than one Qualified Bid, scheduling the “Auction for the Sale and a hearing approving the Sale (the “Sale Hearing”).

1 The Defendants in this action are Kathleen K. Peters and Gerald P. Peters III, individually and as wife and husband, and Kathleen K. Peters and Gerald P. Peters III, as Trustees of The Kathleen K. Peters and Gerald P. Peters III Revocable Trust; Joseph Thompson, as Trustee for (1) The Soren G. Peters 2012, (2) The Devin B.A. Peters 2012 Trust, and (3) The Krista N.A. Peters 2012 Trust; and Donald A. Gonzales, as Trustee for The Erica B. Peters 2012 Trust; Fictitious Business Entities I-X; and John Does I-X.

2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

2.  Auction Results. Upon conclusion of the Auction, the Receiver determined, in consultation with Plaintiff, pursuant to the Bidding Procedures and subject to the Court’s approval, that the highest or otherwise best bidder was [_____________] (the “Successful Bidder”) and the second highest or otherwise best bidder was [_____________] (the “Next Best Bidder”). The stock purchase agreements of the Successful Bidder and the Next Best Bidder, as these documents were amended, modified, or supplemented during the Auction are available from undersigned counsel.

3.  Sale Hearing. The Bidding Procedures Order provides that the Sale Hearing will be held on July XX, 2026 at ______ _.m. (prevailing Arizona time), before the Honorable Roslyn O. Silver in Courtroom 624 of the United States District Court of the District of Arizona, 401 W. Washington Street, SPC 59 Phoenix, Arizona. At the Sale Hearing, the Receiver will request that the Court enter an order approving the Sale of the Shares to the Successful Bidder.

4.  Objection Deadline. Any interested party that wishes to object to the selection of an alternative purchaser as a result of the Auction, shall present its objection (a “Sale Objection”) to the Court no later than July XX, 2026 at the time of the Sale Hearing.

5.  To the extent that any interested party does not timely serve (x) a Sale Objection as set forth above, such party will be deemed to have agreed to the terms of the Sale Order and waived any and all objections hereof.

6.  A copy of the Bidding Procedures Order or any other document referenced herein can be obtained upon written request to the undersigned counsel.

EXHIBIT 2

Sale Order

Exhibit B

DORSEY & WHITNEY LLP

2325 East Camelback Road, Suite 900

Phoenix, AZ 85016

Telephone: 602.735.2700

Robert A. Henry (#015104)

henry.robert@dorsey.com

W. Scott Jenkins, Jr. (#021841)

jenkins.scott@dorsey.com

C. McKenna Sauer (#039603)

sauer.mckenna@dorsey.com

Attorneys for Receiver

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF ARIZONA

KS StateBank Corporation, a Kansas banking corporation, Plaintiff, v. Kathleen K. Peters and Gerald P. Peters, et al. Defendants.[1]	No. CV-25-02576-PHX-ROS ORDER (A) AUTHORIZING AND APPROVING THE SALE OF THE SHARES FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS AND (B) GRANTING RELATED RELIEF

Pursuant to the Receivership Order,2 the Receiver seeks entry of this Order (the “Sale Order”) (a) authorizing and approving the sale, free and clear of all liens, claims, encumbrances, and other interests, to the Buyer (defined below) pursuant to the terms and conditions of the Purchase Agreement (defined below); and (b) granting related relief.

1 The Defendants in this action are Kathleen K. Peters and Gerald P. Peters III, individually and as wife and husband, and Kathleen K. Peters and Gerald P. Peters III, as Trustees of The Kathleen K. Peters and Gerald P. Peters III Revocable Trust; Joseph Thompson, as Trustee for (1) The Soren G. Peters 2012, (2) The Devin B.A. Peters 2012 Trust, and (3) The Krista N.A. Peters 2012 Trust; and Donald A. Gonzales, as Trustee for The Erica B. Peters 2012 Trust; Fictitious Business Entities I-X; and John Does I-X.

2 Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Receiver’s Motion for Orders (A) Approving Bidding Procedures, (B) Designating a Stalking Horse Bidder and Approving Bid Protections, (C) Scheduling an Auction and Sale Hearing, (D) Approving Sale of Shares, and (E) Granting Related Relief (the “Motion”), the Bidding Procedures, and the Purchase Agreement.

This Court, after holding various hearings on matters related to the Sale, including the approval of the Bidding Procedures at a hearing on July __, 2026 (the “Bidding Procedures Hearing”) and approval of the Sale at a hearing on ____, 2026 (the “Sale Hearing”); and [_________] (“Buyer”) having been selected as the Successful Bidder at the Auction; and the Receiver and the Buyer having executed that certain Stock Purchase Agreement, dated as of ____, 2026, a copy of which is attached hereto as Exhibit A (as may be amended, modified, or supplemented in accordance with the terms hereof and thereof, the “Purchase Agreement”); and all parties in interest having been heard, or having had the opportunity to be heard with respect to the Sale, the Purchase Agreement, and this Sale Order; and the Court having reviewed the Motion, specifically the Receiver’s request for a Sale, all objections thereto, and the arguments of counsel made, and the evidence adduced at the Sale Hearing; and upon the entire record of the Bidding Procedures Hearing and the Sale Hearing, and after due deliberation thereon, and for good cause appearing therefor:

THE COURT HEREBY FINDS THAT:

Jurisdiction and Final Order

A.  This Court has jurisdiction to consider the Motion pursuant to 28 U.S.C.A. § 1332.

B.  Venue of this case is proper pursuant to 28 U.S.C.A. § 1391.

C.  This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). This Court expressly finds that there is no just reason for delay in the implementation of this Sale Order and expressly directs entry of judgment as set forth herein.

Notice of the Sale and Auction

D.  Actual written notice of the Motion, the Sale, the Sale Hearing, and the Auction, and a reasonable opportunity to object or be heard with respect thereto and to the entry of this Sale Order has been afforded to all known interested persons entitled to receive such notice, including, but not limited to, the following parties: (i) counsel to the Receiver (ii) counsel to the Buyer; (iii) counsel to Plaintiff; (iv) counsel to Defendants; (v) counsel for CFS; (vi) all entities (or counsel therefor) entitled to notice under the Receivership Order; and (vii) all federal, state, and local regulatory or taxing authorities which are reasonably ascertainable by Receiver to have a known interest in the Shares.3 The Receiver will also request that counsel for CFS notify all shareholders in CFS

3 For example: Securities and Exchange Commission; FDIC; Department of Treasury, Internal Revenue Service; Tod Blanche, US Department of Justice; Ryan Ellison, US Attorney for the District of NM; Timothy Courchaine, US Attorney for District of Arizona; Raul Torez, Attorney General of New Mexico; Kris Mayes, Attorney General of AZ; Maggie Toulouse Oliver, Secretary of State New Mexico; Laura Montoya, New Mexico State Treasurer; Rebecca Moore and Mark Sadowski, New Mexico Regulation & Licensing Department; and The Office of the Federal Register, The National Archives and Records Administration, 8601 Adelphi Road, College Park, MD 20740-6001 (fedreg.legal@nara.gov).

E.  As evidenced by the certificates of service previously filed with this Court, and as approved under the Bidding Procedures Order: (i) due, proper, timely, adequate, and sufficient notice of the Motion, the Sale, the Sale Hearing, and the Auction has been provided to all parties in interest; (ii) such notice was and is good, sufficient, and appropriate under the circumstances of this case and provided a fair and reasonable opportunity for parties in interest to object and to be heard with respect thereto; and (iii) no other or further notice of with respect to such matters is necessary or shall be required.

Business Judgment

F.  The Receiver has demonstrated good, sufficient, and sound business purposes and justifications for, and compelling circumstances to promptly consummate, the Sale and other transactions contemplated by the Purchase Agreement (collectively, the “Transactions”) pursuant to the Receivership Order and such action is an appropriate exercise of the Receiver’s business judgment and in the best interests of the Receivership Estate. Such business reasons include, but are not limited to, the facts that: (i) there is substantial risk of depreciation of the value of the Shares if the Sale is not consummated promptly; (ii)  the Purchase Agreement constitutes the highest or otherwise best offer for the Shares; and (iii) unless the Sale is concluded expeditiously as provided for in this Sale Order and pursuant to the Purchase Agreement, potential creditor recoveries may be substantially diminished because the only viable alternative to a sale by the Receiver in this case will be for Plaintiff to conduct its UCC sale, which likely would substantially reduce recovery for all parties in interest, including the Defendants.

Good Faith of the Buyer; No Collusion

G.  The Buyer is not an insider of the Receiver, Plaintiff, or Defendants.

H.  The Buyer is a good faith purchaser, meaning it purchased the Shares for value, in good faith, and without notice of adverse claims, and is therefore entitled to, and is granted pursuant to paragraph 26 below, the full rights, benefits, privileges, and protections of that provision, and has otherwise proceeded in good faith in all respects in connection with the Sale in that, inter alia: (i) the Buyer recognized that the Receiver was free to deal with any other party interested in acquiring the Shares; (ii) the Buyer complied with the provisions in the Bidding Procedures Order; (iii) the Buyer agreed to subject its bid to the competitive bidding procedures set forth in the Bidding Procedures Order; (iv) all payments to be made by the Buyer and other agreements or arrangements entered into by the Buyer in connection with the Sale have been disclosed; (v) no common identity of directors or controlling stockholders exists between the Buyer, on the one hand, and any of the Receiver, the Plaintiff, or the Defendants, on the other hand; and (vi) the negotiation and execution of the Purchase Agreement and accompanying documents were at arm’s length and in good faith.

I.  None of the Receiver, Defendants, the Plaintiff, the Buyer, any other party in interest, or any of their respective representatives, has acted in bad faith or in any improper or collusive manner with any person in connection therewith.

Highest and Best Offer

J.  In accordance with the Bidding Procedures Order, the Purchase Agreement was deemed a Qualified Bid (as defined in the Bidding Procedures Order) and the Stalking Horse Bidder was eligible to participate at the Auction. The Receiver has complied in all material respects with the Bidding Procedures Order. The bidding and auction process set forth in the Bidding Procedures Order afforded a full, fair, and reasonable opportunity for any person or entity to make a higher or otherwise better offer to purchase the Shares. The Auction was duly noticed and conducted in a non-collusive, fair, and good-faith manner and a reasonable opportunity has been given to any interested party to make a higher or otherwise better offer for the Shares.

K.  The Purchase Agreement constitutes the highest or otherwise best offer for the Shares and will provide a greater recovery for the Receivership Estate than would be provided by any other available alternative. The Receiver’s determination that the Purchase Agreement constitutes the highest or otherwise best offer for the Shares constitutes a valid and sound exercise of the Receiver’s business judgment.

L.  The Purchase Agreement represents a fair and reasonable offer to purchase the Shares under the circumstances of this case and constitutes reasonably equivalent value and fair consideration for the Shares. No other person or entity or group of entities has offered to purchase the Shares for greater economic value to the Receivership Estate than the Buyer pursuant to the terms of the Purchase Agreement.

M.  The consideration provided by the Buyer pursuant to the Purchase Agreement is for an amount equal to or greater than the amount owed to Plaintiff pursuant to the requirements of the Receivership Order.

N.  Approval of the Sale and the prompt consummation of the Transactions contemplated thereby is in the best interests of the Receivership Estate, Defendants, Plaintiff, and other parties in interest.

O.  The Transactions described in the Purchase Agreement were a material inducement for, and an express condition of, the Buyer’s willingness to enter into the Purchase Agreement, and will provide a greater benefit to the Receivership Estate, Defendants, and Plaintiff than in the absence of the Transactions.

No Fraudulent Transfer; Not a Successor

P.  The Purchase Agreement and accompanying documents were not entered into, and the Transactions are not being consummated, for the purpose of hindering, delaying, or defrauding creditors of the Defendants and/or the Receivership Estate under applicable law, and none of the parties to the Purchase Agreement are consummating the Transactions with any fraudulent or otherwise improper purpose. The price paid for the Shares pursuant to the Purchase Agreement (the “Final Purchase Price”) constitutes (i) reasonably equivalent value under the Uniform Fraudulent Transfer Act, and the Uniform Voidable Transactions Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration, and fair value under any other applicable Laws of the United States, any state, territory, or possession, or the District of Columbia.

Q.  Except as expressly set forth in the Purchase Agreement, the Buyer shall have no liability, responsibility, or obligations of any kind or nature whatsoever for any Interest (as defined below) of or against the Receiver or the Defendants, or otherwise related to the Shares, by reason of the transfer of the Shares to the Buyer. The Buyer shall not be deemed, as a result of any action taken in connection with the Transactions, to: (1) be a successor (or other such similarly situated party) to any of the Defendants; or (2) have, de facto or otherwise, merged or consolidated with or into any of the Defendants. The Buyer is not acquiring or assuming any Interest, except as expressly set forth in the Purchase Agreement.

Validity of Transfer

R.  Subject to the entry of this Sale Order, the Receiver has full power and authority (i) to perform all of its obligations under the Purchase Agreement and the accompanying documents and the Receiver’s prior execution and delivery thereof and performance thereunder is hereby ratified in full, and (ii) to consummate the Transactions. The Purchase Agreement, and the Transactions contemplated thereby, have been duly and validly authorized by all necessary action. No further consents or approvals are required for the Receiver to consummate the Transactions or otherwise perform its obligations under the Purchase Agreement, except as otherwise expressly set forth in the Purchase Agreement.

S Corp Transfer Restriction

S.	Article III of the CFS Amended and Restated Articles of Incorporation effective May 29, 2019 (the “2019 Articles”) contains a restriction prohibiting transfers of CFS Common Stock to any person or entity who would not be an eligible shareholder of a Subchapter S Corporation as defined in 26 U.S.C. § 1361 (the “S Corp Transfer Restriction”), and providing that any such transfer “shall be void and shall not be reflected in the corporation’s stock record books.” The Court finds that the S Corp Transfer Restriction does not apply to, and shall not be construed to void, the transfer of the Shares to the Buyer (or any other Successful Bidder) pursuant to this Sale Order, for the following independent and cumulative reasons: (i) the transfer of the Shares is effectuated by the Receiver as an officer of this Court pursuant to the Court’s equitable authority over the Receivership Estate, not as a voluntary transfer by a “shareholder” within the meaning of the 2019 Articles, and the S Corp Transfer Restriction by its express terms governs shareholder-initiated transfers, not court-ordered transfers; (ii) under NMSA 1978, § 53-12-2(B)(2), a New Mexico corporation may include transfer restrictions in its articles of incorporation only to the extent such restrictions are “not inconsistent with law,” and a restriction that purports to void a transfer expressly authorized by a United States District Court of competent jurisdiction is inconsistent with law; (iii) under New Mexico’s common law rule of strict construction—which does not favor restrictions on the alienation or transfer of corporate stock, see Lett v. Westland Dev. Co., 112 N.M. 327, 329 (1991);—the S Corp Transfer Restriction, which uses language directed at voluntary dispositions by shareholders, does not reach an involuntary transfer by operation of a federal court order; and (iv) this Court’s broad equitable authority to administer the Receivership Estate and to direct the sale of its assets, see Liberte Cap. Grp., LLC v. Capwill, 462 F.3d 543, 551 (6th Cir. 2006), prevails over any contrary restriction in the 2019 Articles. Accordingly, the transfer of the Shares authorized by this Sale Order shall not be deemed a “Restricted Transfer” or a void transfer within the meaning of the 2019 Articles, and CFS is directed to register the transfer of the Shares on its books and records.

Side Letter Consent

T.  The Court further finds that CFS has independently and irrevocably consented to the transfer of the Shares and to the registration of that transfer in its books and records pursuant to the terms of that certain side letter agreement dated July 19, 2019 (the “Side Letter”), by and among CFS, the Shareholders, and Plaintiff. Specifically, in the Side Letter, CFS: (i) “unconditionally and irrevocably” consented to the pledge and transfer of the Shares pursuant to the Pledge Agreements and agreed to “immediately cause the admission of [Plaintiff] or its designee or any other purchaser to be registered in the books and records of the Company and take all such other actions as may be necessary or requested to effect the transfer and issuance of such Shares and the admission of [Plaintiff] or its designee or any other purchaser as a shareholder of the Company”; (ii) agreed that transfers pursuant to the exercise by Plaintiff of any rights and remedies under the Pledge Agreements “shall be deemed permissible transfers under the Shareholder Agreement and any other Governing Agreements, for all purposes and are hereby irrevocably and unconditionally consented to, without the necessity of obtaining any further consents or approvals” and without the necessity of complying with any provision of any governing agreement that might otherwise restrict the transfer; (iii) expressly agreed that “any automatic redemption or ‘eligibility termination sale’ provisions set forth in the Shareholder Agreement . . . shall not be binding upon [Plaintiff], its direct designee and/or direct purchaser, and shall be superseded by the terms of this Side Letter”; and (iv) agreed that upon any foreclosure sale or similar disposition, the Shareholders shall cause CFS to “register and further assure such transfers, admission and/or new acquisition, without cost to [Plaintiff], its designees and purchasers.” The Court finds that the Receivership Sale constitutes a “foreclosure sale or similar disposition” within the meaning of the Side Letter. Accordingly, the Side Letter independently and irrevocably obligates CFS to register the transfer of the Shares to the Buyer (or any other Successful Bidder) on its books and records, and prohibits CFS from relying upon the S Corp Transfer Restriction, any “eligibility termination sale” provision, or any other provision of the Charter Documents or any governing agreement to block, void, condition, or delay the transfer of the Shares authorized by this Sale Order. This contractual obligation of CFS under the Side Letter is separate from, cumulative to, and in addition to this Court’s equitable authority to direct the transfer and registration of the Shares.

The Shares Are Sold Free and Clear

U.  The Buyer would not have entered into the Purchase Agreement and would not consummate the transactions contemplated thereby if the sale of the Shares to the Buyer were not free and clear of all Interests (as defined below) of any kind or nature whatsoever (except as expressly set forth in the Purchase Agreement), or if the Buyer any of its affiliates or subsidiaries, or any of its representatives, would, or in the future could, be liable for any of such Interests (except as expressly set forth in the Purchase Agreement).

V.  Plaintiff holds a first-priority security interest in the Shares that is validly perfected and enforceable.

W.  Pursuant to the Receivership Order and all applicable law, including 28 U.S.C. §§ 2001 and 2004, the Receiver may sell or otherwise transfer the Shares free and clear of all Interests. Those holders of Interests against the Defendants, the Receivership Estate, or any of the Shares, who did not object, or who withdrew their objections, to the Sale are deemed to have consented thereto. Those holders of such Interests who did object are adequately protected by the terms of this Sale Order, including, as applicable, by having their Interests, if any, attach to the proceeds of the Sale attributable to the Shares in which such creditor alleges or asserts an Interest, in the same order of priority, with the same validity, force, and effect, that such creditor had immediately prior to consummation of the Sale, subject to any claims and defenses the Receiver, the Plaintiff, and Defendants may possess with respect thereto.

X.  All requirements imposed by the Receivership Order and any otherwise applicable law, including 28 U.S.C. §§ 2001 and 2004, for the sale of the Shares free and clear of all Interests have been satisfied.

Y.  As used in this Sale Order, the terms “Interest” and “Interests” include all of the following with respect to any of the Shares: claims, liens, encumbrances, rights of redemption, any right or interest arising under the Charter Documents and other interests in this action.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

General Provisions

1.  The Sale and all relief requested in the Motion related to the Sale are granted and approved, and the Transactions contemplated thereby and by the Purchase Agreement are approved, in each case as set forth in this Sale Order. This Court’s findings of fact and conclusions of law set forth in the Bidding Procedures Order are incorporated herein by reference.

2.  All objections to the Sale that have not been withdrawn, waived, resolved, adjourned, or otherwise settled as set forth herein, as announced to this Court at the Sale Hearing or by stipulation filed with this Court, and all reservations of rights included therein, are hereby denied and overruled on the merits.

Approval of the Purchase Agreement; Binding Nature

3.  The Purchase Agreement and all of the terms and conditions thereof, are hereby approved as set forth herein.

4.  The Final Purchase Price is fair and reasonable and shall be deemed for all purposes to constitute reasonably equivalent value, fair value, and fair consideration.

5.  Pursuant to the Receivership Order, the Receiver is authorized and empowered to, and shall, take any and all actions necessary or appropriate to (a) consummate the Sale and the other Transactions pursuant to and in accordance with the terms and conditions of the Purchase Agreement and otherwise comply with the terms of this Sale Order, and (b) execute and deliver, perform under, consummate, implement, and take any and all other acts or actions as may be reasonably necessary or appropriate to the performance of its obligations as contemplated by the Purchase Agreement, in each case without further notice to or order of this Court.

6.  This Sale Order shall be binding in all respects upon the Receiver, the Plaintiff, the Defendants, the Receivership Estate, CFS, Century Bank, all holders of equity interests in any Defendant, CFS, or Century Bank, all holders of any Claim(s) (whether known or unknown) against the Receivership Estate or any Defendant, any holders of Interests against, in or on all or any portion of the Shares, the Buyer, and all successors and assigns of the foregoing.

7.  Pursuant to the Receivership Order, the Receiver is authorized and directed to facilitate the transfer of the Shares to the Buyer on the Closing Date in accordance with the Purchase Agreement and the Receivership Order. As contemplated by Paragraph 3(a) of the Receivership Order, Plaintiff shall deliver the original certificates representing the Shares to the Receiver or the Buyer, together with stock powers, on the Closing Date. Upon and as of the Closing Date, such transfer shall constitute a legal, valid, binding, and effective transfer of such Shares, and the Buyer shall take title to and possession of such Shares free and clear of all Interests (except as expressly set forth in the Purchase Agreement).

8.  All such Interests shall attach solely to the proceeds of the Sale with the same validity, priority, force, and effect that they now have as against the Shares, subject to any claims and defenses the Receiver and the Receivership Estate may possess with respect thereto. This Sale Order shall be effective as a determination that on and as of the Closing, all Interests of any kind or nature whatsoever (except as expressly set forth in the Purchase Agreement) have been unconditionally released, discharged, and terminated in, on, or against the Shares (but not the proceeds thereof). The provisions of this Sale Order authorizing and approving the transfer of the Shares free and clear of Interests shall be self-executing, and neither the Receiver nor the Buyer shall be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate, and implement the provisions of this Sale Order.

9.  Except as expressly permitted by the Purchase Agreement or this Sale Order, all persons holding Interests are hereby forever barred, estopped, and permanently enjoined from asserting their respective Interests against the Buyer or the Receiver, any of its their affiliates or subsidiaries, any of their representatives, or their property and assets, including, without limitation, the Shares (with respect to the Buyer). On and after the Closing Date, the Buyer shall be authorized to execute and file such documents, and to take all other actions as may be necessary, on behalf of each holder of an Interest to release, discharge, and terminate such Interests in, on and against the Shares (but not the proceeds thereof) as provided for herein, as such Interests may have been recorded or may otherwise exist. The Receiver and Plaintiff shall reasonably cooperate and perform such acts as may be necessary and required to accomplish same. On and after the Closing Date, and without limiting the foregoing, the Buyer shall be authorized to file termination statements or lien terminations in any required jurisdiction to remove any record, notice filing, or financing statement recorded to attach, perfect, or otherwise notice any Interest that is extinguished or otherwise released pursuant to this Sale Order. This Sale Order constitutes authorization under all applicable jurisdictions and versions of the Uniform Commercial Code and other applicable law for the Buyer to file UCC and other applicable termination statements with respect to all security interests in, liens on, or other Interests in the Shares.

10.  Pursuant to the Court’s inherent equitable authority, the Receivership Order, and the All Writs Act, 28 USC § 1651, all creditors of the Receivership Estate or any persons asserting any Interest against the Shares, including any right of redemption, are enjoined from taking any actions against the Receiver or the Buyer with respect to the Sale.

11.  On and after the Closing, the persons holding an Interest shall execute such documents and take all other actions as may be reasonably necessary to release their respective Interests in the Shares (but not the proceeds thereof), as such Interests may have been recorded or otherwise filed. All persons that are in possession of any portion of the Shares on the Closing Date shall promptly surrender possession thereof to the Buyer at the Closing.

12.  The transfer of the Shares to the Buyer pursuant to the Purchase Agreement does not require any regulatory consents other than specifically provided for in the Purchase Agreement.

13.  This Sale Order is and shall be binding upon and govern the acts of all persons (including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, and federal, state, and local officials) who may be required by operation of law, the duties of their office, or contract to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease. Each of the foregoing persons shall accept for filing any and all of the documents and instruments necessary and appropriate to release, discharge, and terminate any of the Interests or to otherwise consummate the Transactions contemplated by this Sale Order or the Purchase Agreement.

Additional Injunction; No Successor Liability

14.  Effective upon the Closing Date and except as expressly set forth in the Purchase Agreement, all persons are forever prohibited and permanently enjoined from (i) commencing or continuing in any manner any action or other proceeding, the employment of process, or any act (whether in law or equity, in any judicial, administrative, arbitral, or other proceeding) to collect, recover, or offset any Interest; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order with respect to an Interest, (iii) creating, perfecting, or enforcing any Interest, or (iv) asserting any setoff (other than a setoff asserted prior to the Petition Date), or right of subrogation of any kind with respect to an Interest, as against the Buyer or the Receiver, any of their affiliates or subsidiaries, any of their representatives, or any of their property or assets, including the purchased Shares (in the case of the Buyer).

15.  The Transactions contemplated by the Purchase Agreement do not cause there to be, and there is not, (i) a consolidation, merger, or de facto merger of the Buyer, on the one hand, with or into the Defendants and/or Receivership Estate, on the other hand, or vice versa; (ii) a substantial continuity between the Buyer, on the one hand, and the Defendants and/or Receivership Estate, on the other hand, (iii) a common identity between the Buyer, on the one hand, and the Defendants and/or Receivership Estate, on the other hand, or (iv) a mere continuation of the Defendants and/or Receivership Estate, on the one hand, with the Buyer, on the other hand.

16.  Except as expressly set forth in the Purchase Agreement, the transfer of the Shares to the Buyer shall not cause or result in, or be deemed to cause or result in, the Buyer or the Receiver, any of their affiliates or subsidiaries, or any of their representatives, having any liability, obligation, or responsibility for, or any Shares being subject to or being recourse for, any Interest whatsoever, whether arising under any doctrines of successor, transferee, or vicarious liability, breach of fiduciary duty, aiding or abetting breach of fiduciary duty, or otherwise, whether at law or in equity, directly or indirectly, and whether by payment, setoff (other than a setoff asserted prior to the entry of the Receivership Order), or otherwise.

Good Faith

17.  The Transactions contemplated by this Sale Order and the Purchase Agreement are undertaken by the Buyer and the Receiver without collusion and in good faith, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale and other Transactions shall not alter, affect, limit, or otherwise impair the validity of the Sale or such other Transactions, unless such authorization and consummation are duly stayed pending such appeal. The Buyer is a good-faith purchaser. The reversal or modification on appeal of the Sale Order shall not affect the validity of the Sale of the Shares to Buyer unless the Sale Order is stayed pending appeal prior to the Closing.

Other Provisions

18.  The Buyer is hereby authorized, in its discretion, in connection with consummation of the Transactions, to allocate the Shares among its affiliates, subsidiaries, designees, assignees, and/or successors in a manner as it, in its discretion, deems appropriate, and such person shall be entitled to all of the rights, benefits, privileges, and protections of the Buyer as are accorded to the Buyer under this Sale Order, and the Receiver shall, to the extent set forth in the Purchase Agreement, cooperate with and take all actions reasonably requested by the Buyer to effectuate any of the foregoing. The Buyer is authorized to designate one or more designees to acquire the Shares; in the event that the Buyer designates any designee to acquire any Shares, then any reference to the “Buyer” in this Sale Order shall be deemed to be a reference to “the Buyer and/or its designee,” unless the context requires otherwise.

19.  This Sale Order shall not be stayed after the entry hereof, and shall be effective and enforceable immediately upon entry. Accordingly, the Receiver is authorized and empowered to close the Sale and other Transactions immediately upon entry of this Sale Order.

20.  Nothing in this Sale Order shall modify or waive any closing conditions or termination rights in the Purchase Agreement, and all such conditions and rights shall remain in full force and effect in accordance with their terms. The failure specifically to include any particular provision of the Purchase Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Purchase Agreement be authorized and approved in its entirety.

21.  Notwithstanding any provision of Articles of Incorporation of CFS, any Shareholder Agreement4, or any other governing document (collectively the “Charter Documents”) to the contrary, the terms of this Sale Order shall govern the sale of the Shares. Specifically, any transfer restrictions, rights of first refusal, preemptive rights, consent requirements, or similar provisions in the Charter Documents shall not apply to the Sale. CFS shall register the transfer of the Shares to the Buyer on the books and records of CFS effective as of immediately after the Closing.

4 For purposes of this Sale Order, a “Shareholder Agreement” refers to the 2004 Shareholders Agreement (1.25), dated January 30, 2004, Shareholders Agreement (Flexible C), dated July 21, 2020; 2004 Shareholders Agreement (Flexible B), dated January 30, 2004; Amended and Restated 2004 Shareholders Agreement (1.15); Second Amended and Restated Shareholders Agreement (Flexible A), dated March 5, 2015, and any other shareholder agreement that may impact the Shares.

22.  Notwithstanding any provision of CFS’ Charter, Certificate of Incorporation, , or any other governing document (collectively, the “Charter Documents”) to the contrary—including, without limitation, the restriction set forth in Article III of the Amended and Restated Articles of Incorporation of CFS effective May 29, 2019 (the “2019 Articles”) that prohibits transfers of CFS Common Stock to any person or entity who would not be an eligible shareholder of a Subchapter S Corporation as defined in 26 U.S.C. § 1361, and that deems any such transfer void (the “S Corp Transfer Restriction”), and including any [Shareholder Agreement] as defined in footnote 4 hereto—the terms of this Sale Order shall govern the Sale of the Shares. Specifically: (a) the S Corp Transfer Restriction and any other transfer restrictions, rights of first refusal, preemptive rights, consent requirements, or similar provisions in any Charter Document shall not apply to the Sale or the transfer of the Shares by the Receiver to the Buyer (or any other Successful Bidder) pursuant to this Sale Order; (b) the transfer of the Shares authorized by this Sale Order is a transfer by operation of this Court’s order effectuated by the Receiver as an officer of this Court and is not a voluntary transfer by a “shareholder” within the meaning of the 2019 Articles or any other Charter Document; (c) the S Corp Transfer Restriction, to the extent it purports to apply to a court-ordered transfer, is inconsistent with law within the meaning of NMSA 1978, § 53-12-2(B)(2), the statute that authorizes transfer restrictions in New Mexico articles of incorporation, and is therefore inapplicable; (d) this Court, exercising its diversity jurisdiction under 28 U.S.C. § 1332 and its inherent equitable authority over the Receivership Estate, is authorized to direct the transfer of the Shares notwithstanding any contrary restriction in the Charter Documents, see All Writs Act, 28 U.S.C. § 1651; Liberte Cap. Grp., LLC v. Capwill, 462 F.3d 543, 551 (6th Cir. 2006); and (); (e) the transfer of the Shares authorized by this Sale Order shall not be deemed a “Restricted Transfer” or a void transfer within the meaning of the 2019 Articles or any other Charter Document; and (f) independently of and in addition to the foregoing, CFS has unconditionally and irrevocably consented to the registration of the transfer of the Shares to Plaintiff, its designee, or any other purchaser pursuant to that certain side letter agreement dated July 19, 2019, by and among CFS, the Shareholders, and Plaintiff (the “Side Letter”), in which CFS agreed to immediately register such transfers in its books and records upon request, agreed that such transfers shall be deemed permissible under all governing agreements without the necessity of any further consents or approvals, and expressly agreed that any automatic redemption or “eligibility termination sale” provisions in the Shareholder Agreement shall not be binding upon Plaintiff, its designee, or any direct purchaser in a foreclosure sale or similar disposition—which categories include this Receivership Sale. CFS shall register the transfer of the Shares to the Buyer (or any other Successful Bidder) on the books and records of CFS promptly following the Closing Date, and shall take all ministerial acts necessary to give effect to such registration, notwithstanding any contrary provision of the 2019 Articles or any other Charter Document. CFS’s obligations to register the transfer and to cause the Shareholders to register and further assure such transfers as set forth in the Side Letter are hereby confirmed and directed by this Court, and CFS shall be in contempt of this Sale Order if it fails to promptly perform such obligations upon request by the Receiver, Plaintiff, or the Buyer.

23.  The Purchase Agreement may be modified, amended, or supplemented in a writing signed by the parties thereto and in accordance with the terms thereof, provided that that any such modification, amendment, or supplement does not have a material adverse effect on the Receivership Estate, without further notice to or order of this Court.

24.  This Court retains jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order, the Purchase Agreement, and any amendments thereto and any waivers and consents given thereunder.

25.  To the extent that this Sale Order is inconsistent with any prior order or pleading with respect to the Motion, the terms of this Sale Order shall govern. To the extent there are any inconsistencies between the terms of this Sale Order or the Bidding Procedures Order, on the one hand, and the Purchase Agreement, on the other hand, the terms of this Sale Order and the Bidding Procedures Order shall govern, as applicable.

Schedule 4.02

Purchaser Required Approvals

The Purchaser must obtain an approval from the Board of Governors of the Federal Reserve or the applicable Reserve Bank acting under delegated authority and the Financial Institutions Division of the New Mexico Regulation and Licensing Department. The Purchaser will also file notice filings regarding the Contemplated Transactions with the Oklahoma State Banking Department.